Filed pursuant to Rule 424(b)(3)
Registration No. 333-127891

UNITED DEVELOPMENT FUNDING III, L.P.
SUPPLEMENT NO. 5 DATED DECEMBER 21, 2007
TO THE PROSPECTUS DATED MAY 15, 2006

This Supplement No. 5 supplements, and should be read in conjunction with, the prospectus dated May 15, 2006, Supplement No. 2 dated April 30, 2007, Supplement No. 3 dated June 11, 2007 and Supplement No. 4 dated August 24, 2007.  Supplement No. 2 superseded and replaced prior Supplement No. 1 dated January 5, 2007.  On November 14, 2007, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.  This Quarterly Report (excluding the exhibits thereto) is attached as Annex A to this Supplement No. 5.  Unless otherwise defined in this Supplement No. 5, capitalized terms used have the same meanings as set forth in the prospectus.

 The purpose of this supplement is to describe the following:

(1)	the status of the offering of units in United Development Funding III, L.P.;

(2)	revised suitability standards applicable to investors;

(3)	the origination of two loans to affiliated entities;

(4)	updated disclosure regarding our limitations on investments in unimproved real property;

(5)	updated disclosure regarding the indemnification of our general partner and its affiliates;

(6)	updated disclosure regarding our real property loans and investments;

(7)	revised disclosure regarding the reports provided to investors; and

(8)	a revised subscription agreement.

Status of the Offering

We commenced our initial public offering of units of limited partnership interest on May 15, 2006.  As of December 17, 2007, we had accepted subscriptions and issued an aggregate of 5,294,446 units of limited partnership interest to limited partners, consisting of 5,227,913 units that have been issued to our limited partners in exchange for gross proceeds of approximately $104.5 million and another 66,533 units of limited partnership interest issued to limited partners in accordance with our distribution reinvestment plan in exchange for gross proceeds of approximately $1.3 million.

Suitability Standards

The fifth paragraph of the “Suitability Standards – General” section beginning on page 1 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Several states have established suitability requirements that are more stringent than the standards that we have established and described above.  Investors in Massachusetts must have, excluding the value of a purchaser’s home, furnishings and automobiles, (a) a gross annual income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $400,000.  Investors in New Jersey and Ohio must have, excluding the value of such investor’s home, furnishings and automobiles, a gross annual income of at least $85,000 and a net worth of at least $330,000.  Furthermore, in addition to our standard suitability requirements, investors in California, Iowa, Kentucky, Missouri, Nebraska, New Jersey and Ohio must have a liquid net worth of at least ten times their investment in our units.  Net worth is to be determined excluding the value of a purchaser’s home, furnishings and automobiles.  It is also recommended by the Office of the Kansas Securities Commissioner that investors in Kansas not invest, in the aggregate, more than 10% of their liquid net worth in us and similar direct participation investments.  For investors in Kansas, liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

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Loans to Our General Partner and Its Affiliates

The following information should be read in conjunction with the discussion contained in the “Investment Objectives and Criteria – Loans to Our General Partner and Its Affiliates” section beginning on page 52 of the prospectus, the “Conflicts of Interest – Loans to Affiliates of Our General Partner” section beginning on page 70 of the prospectus and all similar discussions appearing throughout the prospectus:

Loan to UDF PM, LLC

On September 4, 2007, we originated a loan to UDF PM, LLC, a Texas limited liability company (UDF PM), under a secured promissory note in the principal amount of $6,437,500 (UDF PM Note).  UDF PM is a newly created entity that was formed for the purpose of acquiring, in a foreclosure sale, real property located in Lubbock County, Texas against which UDF I, an affiliate of our general partner and the sole member of UDF PM, held a lien.  The proceeds of this loan were used by UDF PM to acquire the real property, to fund closing costs, to fund interest reserve and to provide funds for the development costs relating to the real property.

As of September 30, 2007, we had funded approximately $5,937,500, including closing costs and interest reserve.  We expect to advance additional funds up to, but not exceeding, a maximum of $6,437,500 outstanding at any given time during the remaining term of the loan.  The loan has a revolving interest reserve funding commitment under which we will advance accrued interest to UDF PM so long as the maximum indebtedness outstanding under the UDF PM Note does not exceed $6,437,500.  The outstanding principal amount bears interest at 15% per annum, accrued monthly and compounded annually.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan are due and payable on the last day of each month; provided, that we will fund the accrued interest payments under the UDF PM Note unless the maximum indebtedness outstanding under the note exceeds $6,437,500 or would exceed $6,437,500 as a result of such funding.  The outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, September 4, 2010.

UDF PM’s indebtedness and obligations under the UDF PM loan are secured by (i) a second lien deed of trust filed against the real property owned by UDF PM and (ii) a pledge of the limited liability company interests in UDF PM.  We also hold the first lien deed of trust, which is filed against the portion of the real property comprising residential lots.  The payment and performance of UDF PM’s obligations under the loan are guaranteed by UDF I.

UMTHLD, our general partner, is the asset manager for UDF I, and UDF I is the sole member and manager of UDF PM.  As a result, our general partner manages UDF I, UDF PM and us.

In consideration for our commitment to provide the loan to UDF PM and to fund the $6,437,500 commitment, subject to the terms and conditions of the loan, UDF PM paid us a commitment fee which was funded under the loan in the amount of $187,500, which will be amortized into our income over the life of the loan.

The UDF PM Note requires UDF PM to comply with various covenants.  UDF PM may not incur additional indebtedness for borrowed money without our prior written consent and may not permit liens to be created against any collateral granted or pledged as security for the loan, except for liens permitted by us.

We may declare the UDF PM Note in default in certain circumstances, including upon UDF PM’s failure to make any payment required by the note by the tenth day following the date when due, upon UDF PM’s breach of representations or warranties, upon UDF PM’s breach of covenants or agreements if not cured after ten days, or if UDF PM files for bankruptcy, is involuntarily placed in bankruptcy pursuant to an order not dismissed within thirty days, or is dissolved, liquidates substantially all of its assets or winds up its affairs.

We received a fairness opinion dated September 14, 2007 from Jackson Claborn, Inc., an independent advisor, which states that the terms of the loan to UDF PM are fair and at least as favorable to us as such a transaction with an unaffiliated party in similar circumstances.  UMTHLD paid the independent advisor’s fees for services rendered in connection with preparation of the fairness opinion.  Such fee is not reimbursable by us.

UDF PM owns a subdivision in Lubbock County, Texas with 335 lots and 15 acres of additional development property with an “as-is” value of $21,900,000.

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Loan to United Development Funding X, L.P.

On November 12, 2007, we originated a secured revolving credit facility to United Development Funding X, L.P., a Delaware limited partnership (UDF X), in the principal amount of up to $70 million, pursuant to a Secured Line of Credit Promissory Note (UDF X Note) and related loan documents executed between us and UDF X.  UDF X is a newly created entity that was formed for the purpose of acquiring loans and investments.  The proceeds of the credit facility are to be used by UDF X to fund the acquisition of loans to, or investments in, entities that acquire or develop land for residential single-family housing or to pay interest due on the UDF X Note.  UDF X plans to acquire loans from its own affiliates and affiliates of our general partner.

The outstanding principal amount of the UDF X Note bears interest at a base rate equal to 15% per annum to be paid monthly; provided that UDF X may draw the amount of interest due under the UDF X Note from proceeds available under the UDF X Note.  The outstanding principal balance of the UDF X Note, together with all accrued, unpaid interest thereon and other unpaid amounts due under the UDF X Note, is due and payable on November 11, 2012.

The credit facility is secured by a lien upon all of UDF X’s existing and future acquired assets, including the loans and investments owned by UDF X, pursuant to a security agreement executed by UDF X in favor of us.  UDF X is required to enter into such documents, agreements, assignments and instruments as we require in order to evidence, acknowledge or perfect our security interest in the collateral.  The payment and performance of UDF X’s obligations owing to us under the credit facility are guaranteed by UMT Holdings, our affiliate, and UDF X pursuant to a continuing unconditional guaranty executed by UMT Holdings for our benefit.

UMTHLD, our general partner, owns a 99.9% limited partnership interest in UDF X.  UMT Holdings, the guarantor of the UDF X Note, owns 99.9% of the limited partnership interests in UMTHLD.  UMT Services owns the remaining 0.1% of the limited partnership interests in UMTHLD and serves as its general partner.  UMT Services owns all of the outstanding capital stock of UDF X’s general partner, United Development Funding X, Inc.

In connection with the credit facility, UDF X agreed to pay us an origination fee in the amount of 3% of funds drawn under the credit facility up to a maximum aggregate fee of $2.1 million; provided, that no further origination fee shall be due after total advances exceed $70 million in the aggregate; and further provided, that no origination fee shall be due with respect to principal re-advanced after the principal has been repaid under the revolving credit facility.  The origination fee due with respect to any advance shall be paid to us upon our funding of such advance under the UDF X Note, and may be funded by us under the UDF X Note unless otherwise paid.  UDF X agrees to pay all of our reasonable costs and expenses incurred in connection with the credit facility.

The credit facility requires UDF X to comply with various covenants.  UDF X must deliver information relating to UDF X’s loans and investments to us on a quarterly basis.  The credit facility prohibits the sum of (i) all of UDF X’s loans and investments, plus (ii) any senior indebtedness on the property underlying UDF X’s loans and investments, from exceeding 90% of the market value of the property securing UDF X’s loans and investments.  No single loan or investment of UDF X may exceed $14 million.  Investments or loans to any single borrower or group of related borrowers may not exceed $14 million.

We have no obligation to make any advance of principal to UDF X under the UDF X Note unless certain conditions are satisfied, including our approval of the proposed advance, as determined by us in our sole discretion.  We may terminate our obligation to fund the UDF X Note by notifying UDF X of such termination.

We may declare the credit facility in default in certain circumstances, including upon UDF X’s failure to make any payment required by the UDF X Note by the fifth day following the date when due, upon UDF X’s breach of representations, warranties, covenants or agreements if not cured after ten days’ written notice from us, or if UDF X files for bankruptcy, is involuntarily placed in bankruptcy pursuant to an order not dismissed within thirty days, or if UDF X is dissolved, liquidates substantially all of its assets or winds up its affairs.

We have obtained a fairness opinion from Jackson Claborn, Inc. opining as to the fairness of the financing terms of the credit facility to us.

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Investment Limitations

The following information supplements, and should be read in conjunction with, the “Investment Objectives and Criteria – Investment Limitations” section on page 55 of the prospectus and all similar discussions appearing throughout the prospectus:

We will not invest in or make mortgage loans on unimproved real property in an amount in excess of 25% of our gross offering proceeds; for purposes of this limitation, “unimproved real property” is defined as real property which has the following three characteristics:  (a) an equity interest in real property which was not acquired for the purpose of producing rental or other income; (b) has no development or construction in process on such land; and (c) no development or construction on such land is planned in good faith to commence within one year.

Fiduciary Duty of the General Partner

The fourth paragraph of the “Fiduciary Duty of the General Partner” section on page 75 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

We will indemnify our general partner and its affiliates from and against liabilities and related expenses incurred in dealing with third parties while acting on behalf of or performing services for us arising out of any act or failure to act that our general partner determined in good faith was in our best interest, provided that our general partner shall not be indemnified by us for any liabilities resulting from its own negligence or misconduct.  Our partnership agreement provides that our general partner will not be indemnified for liabilities with respect to a proceeding in which (1) the general partner is found liable on the basis that it improperly received personal benefit, whether or not the benefit resulted from an action taken in its official capacity, or (2) the general partner is found liable to us or our limited partners.  In addition, our general partner will not be indemnified for any liabilities or expenses in relation to a proceeding in which its action or failure to act constituted negligence or misconduct in the performance of its duty to us or our limited partners. Any indemnification of our general partner is recoverable only out of our assets and not from the limited partners.

Real Property Loans and Investments

The following information supplements, and should be read in conjunction with, the “Real Property Loans and Investments” section on page 91 of the prospectus and all similar discussions appearing throughout the prospectus:

From March 29, 2007 through September 30, 2007, we initiated the loans described below.

Loan to Buff Star Ventures, L.P.

On May 16, 2007, we originated a loan to Buff Star Ventures, L.P. (Buff Star Ventures), a Texas limited partnership that is unaffiliated with us, in the principal amount of approximately $650,000.  We have funded approximately $435,260 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.  In addition to a $600,000 funding commitment, the loan provides for an interest reserve in the amount of $50,000 and the payment by Buff Star Ventures of closing costs associated with the loan.  The outstanding principal amount of the loan bears interest at 15% per annum.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, March 31, 2008.

With the initial $350,000 funding, the loan is secured by a pledge of the ownership interests in Buff Star Ventures and Buffington Brushy Creek Management, LLC.

Buff Star Ventures is the Class B limited partner in Buffington Brushy Creek, Ltd., which is a 49.5% limited partner in Newmark Buffington Brushy Creek, L.P. (Newmark Buffington).  Newmark Buffington owns 321 acres in Cedar Park, Texas.

Buffington Brushy Creek Management, LLC is the general partner of Buffington Brushy Creek, Ltd. and co-general partner of Newmark Buffington.

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The “as-is” value of the acquisition of the initial phases of land under development is $7,540,000 and the “prospective value” as developed is $15,600,000.

Loan to Hidden Lakes Investments, L.P.

On May 21, 2007, we originated a loan to Hidden Lakes Investments, L.P. (HL), a Texas limited partnership that is unaffiliated with us, in the principal amount of approximately $1,931,250.  We have funded approximately $1,505,229 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.  In addition to a $1,425,000 funding commitment, the loan provides for an interest reserve in the amount of $450,000  and the payment by HL of fees to us and closing costs associated with the loan.  The outstanding principal amount bears interest at 15% per annum, accrued and compounded monthly.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, August 21, 2009.

In consideration for our commitment to provide the loan to HL and to fund the $1,931,250 commitment, subject to the terms and conditions of the loan, HL paid us a commitment fee in the amount of $56,250, which will be amortized into our income over the life of the loan.

HL’s obligations under the HL loan are secured by the pledge of all of the equity interests in HL, as well as personal guarantees of the principals of HL.

HL owns 68 acres located in Galveston County, Texas.  The “as-is” value of the property is $5,290,000 and the “prospective value” as developed is $14,360,000.

Loan to Sendera Ranch Phase 1 Development, L.P.

On May 21, 2007, we originated a loan to Sendera Ranch Phase 1 Development, L.P. (Sendera), a Texas limited partnership that is unaffiliated with us, in the principal amount of approximately $1,176,012.  We funded the principal amount in full upon the closing of this loan; subsequently, we received a payment of approximately $1,187,610, of which $1,180,967 was applied to repayment of principal and $6,544 was applied to accrued interest.  The outstanding balance due under the loan through September 30, 2007 was approximately $54,538.  The outstanding principal amount bore interest at 15% per annum, accrued and compounded monthly.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan were due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, were to be due and payable on the maturity date, December 31, 2007; however, the loan was re-paid in full, including all accrued interest, on December 21, 2007.

Loan to SPH Investments, LTD

On May 31, 2007, we originated a loan to SPH Investments, LTD (SPH), a Texas limited partnership that is unaffiliated with us, in the principal amount of approximately $4,030,000.  Through June 15, 2007, we had funded approximately $3.9 million of our commitment amount under the loan.  Subsequently, we received a payment of approximately $2,058,425, of which $2,024,793 was applied to repayment of principal and $33,632 was applied to accrued interest.  The outstanding balance due under the loan through September 30, 2007 was approximately $1,981,886.  The outstanding principal amount bore interest at 12% per annum, accrued and compounded monthly.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan were due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, were due and payable on the maturity date, August 31, 2007. This loan was subsequently re-paid in full, including all accrued interest, on November 30, 2007.

In consideration for our commitment to provide the loan to SPH and to fund the $4,030,000 commitment, subject to the terms and conditions of the loan, SPH paid us a commitment fee in the amount of $30,000, which was amortized into our income over the life of the loan.

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Loan to Arete Real Estate and Development Company

On June 27, 2007, we originated a loan to Arete Real Estate and Development Company (Arete), a Texas limited partnership that is unaffiliated with us, in the principal amount of $4,812,530.  We have funded approximately $4,187,197 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.

In addition to a $4,062,500 funding commitment, the loan provides for an interest reserve in the amount of $600,000 and the payment by Arete of fees to us and closing costs associated with the loan.  The outstanding principal amount bears interest at 15% per annum, accrued and compounded monthly.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, June 27, 2010.

In consideration for our commitment to provide the loan to Arete and to fund the $4,812,530 commitment, subject to the terms and conditions of the loan, Arete paid us a commitment fee in the amount of $139,875, which will be amortized into our income over the life of the loan.

Arete’s obligations under the Arete loan are secured by a first lien deed of trust filed on 604 acres in Fort Bend County, Texas owned by Arete.  The “as-is” value of the property is $15,000,000.  The note is guaranteed by the principal of Arete.

Loan to Sinclair–KD, LLC

On July 23, 2007, we originated a loan to Sinclair-KD, LLC (Sinclair), a Texas limited liability company that is unaffiliated with us, in the principal amount of $1,383,033.  We have funded approximately $1,038,033 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.  In addition to a $997,750 funding commitment, the loan provides for an interest reserve in the amount of $345,000 and the payment by Sinclair of fees to us and closing costs associated with the loan.  The outstanding principal amount bears interest at 15% per annum, accrued monthly and compounded annually.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, July 23, 2009.

In consideration for our commitment to provide the loan to Sinclair and to fund the $1,383,033 commitment, subject to the terms and conditions of the loan, Sinclair paid us a commitment fee in the amount of $40,283, which will be amortized into our income over the life of the loan.

Sinclair’s obligations under the Sinclair loan are secured by a pledge of all of the membership interests in Sinclair.  The note is guaranteed by the principal of Sinclair.

Sinclair owns 123 acres in Bexar County, Texas.  The “as-is” value of the property is $2,470,000 and the “prospective value” as developed is $4,940,000.

Loan to Buffington Colorado Crossing, LTD

On August 16, 2007, we originated a loan to Buffington Colorado Crossing, LTD (BCC), a Texas limited partnership that is unaffiliated with us, in the principal amount of $3,346,000.  We have funded approximately $3,046,313 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.  In addition to a $3,086,000 funding commitment, the loan provides for an interest reserve in the amount of $260,000 and the payment by BCC of closing costs associated with the loan.  The outstanding principal amount bears interest at 16% per annum, accrued and compounded monthly.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, February 16, 2008.  The maturity date may be extended, at the request of BCC, for an additional six months.

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BCC’s obligations under the BCC loan are secured by a pledge of all of the ownership interests in BCC.  The note is cross-collateralized and cross-defaulted with three other loans made to affiliates of BCC.  See “– Loan to Buffington Stonewall Ranch, LTD” and “– Loan to Buffington Zachary Scott, LTD” below and “Real Property Loans and Investments – Loan to Buffington Hidden Lakes, Ltd.” in Prospectus Supplement No. 2 dated April 30, 2007.

BCC owns a 49.5% limited partnership interest in Lennar Buffington Colorado Crossing, L.P. (Len Buff CC).  Len Buff CC owns 208 acres located in Travis County, Texas.  The “as-is” value of the property is $4,750,000 and the “prospective value” as developed is $28,480,000.

Loan to Buffington Stonewall Ranch, LTD

On August 16, 2007, we originated a loan to Buffington Stonewall Ranch, LTD (BSW), a Texas limited partnership that is unaffiliated with us, in the principal amount of $2,938,500 that was subsequently amended to a principal amount of $6,092,935 on September 24, 2007.  We have funded approximately $5,143,957 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.  In addition to a $5,867,935 funding commitment, the loan provides for an interest reserve in the amount of $225,000 and the payment by BSW of closing costs associated with the loan.  The outstanding principal amount bears interest at 16% per annum, accrued and compounded monthly.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, February 16, 2008.  The maturity date may be extended, at the request of BSW, for an additional six months.

BSW’s obligations under the BSW loan are secured by a pledge of all of the ownership interests in BSW.  The note is cross-collateralized and cross-defaulted with three other loans made to affiliates of BSW.  See “– Loan to Buffington Colorado Crossing, LTD” above, “– Loan to Buffington Zachary Scott, LTD” below and “Real Property Loans and Investments – Loan to Buffington Hidden Lakes, Ltd.” in Prospectus Supplement No. 2 dated April 30, 2007.

BSW owns a 49.5% limited partnership interest in Lennar Buffington Stonewall Ranch, L.P. (Len Buff  SR).  Len Buff SR owns 284 acres located in Williamson County, Texas.  The “as-is” value of the property is $14,000,000.

Loan to Buffington Zachary Scott, LTD

On August 16, 2007, we originated a loan to Buffington Zachary Scott, LTD (BZS), a Texas limited partnership that is unaffiliated with us, in the principal amount of $3,008,275.  We have funded approximately $2,461,080 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.  In addition to a $2,783,275 funding commitment, the loan provides for an interest reserve in the amount of $225,000 and the payment by BZS of closing costs associated with the loan.  The outstanding principal amount bears interest at 16% per annum, accrued and compounded monthly.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, February 16, 2008.  The maturity date may be extended, at the request of BZS, for an additional six months.

BZS’s obligations under the BZS loan are secured by a pledge of all of the ownership interests in BZS.  The note is cross-collateralized and cross-defaulted with three other loans made to affiliates of BZS.  See “– Loan to Buffington Colorado Crossing, LTD” and “– Loan to Buffington Stonewall Ranch, LTD” above and “Real Property Loans and Investments – Loan to Buffington Hidden Lakes, Ltd.” in Prospectus Supplement No. 2 dated April 30, 2007.

BZS owns a 49.5% limited partnership interest in Lennar Buffington Zachary Scott, L.P. (Len Buff ZS).  Len Buff ZS owns 271 acres located in Travis County, Texas.  The “as-is” value of the property is $18,775,000.

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Loan to High Desert Land Company

On August 24, 2007, we originated a loan to High Desert Land Company (HDL), a California corporation that is unaffiliated with us, in the principal amount of $2,600,000.  We have funded approximately $2,140,312 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.  In addition to a $2,000,000 funding commitment, the loan provides for an interest reserve in the amount of $500,000 and the payment by HDL of fees to us and closing costs associated with the loan.  The outstanding principal amount bears interest at 16% per annum, accrued monthly and compounded annually.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, August 24, 2009.

In consideration for our commitment to provide the loan to HDL and to fund the $2,600,000 commitment, subject to the terms and conditions of the loan, HDL paid us a commitment fee in the amount of $100,000, which will be amortized into our income over the life of the loan.

HDL’s obligations under the HDL loan are secured by a first lien deed of trust filed on 35.26 acres located in Mohave County, Arizona and a second lien deed of trust on 18.37 acres located in Mohave County, Arizona.  The “as-is” value of the 35.26 acres is $3,420,000. The “as-is” value of the 18.37 acres is $3,680,000 and the “prospective value” as developed is $5,530,000.  The note is guaranteed by the principal of HDL.

Second Loan to CMC Communities, Inc.

On September 12, 2007, we originated a loan to CMC Communities, Inc. (CMC), a Texas corporation that is unaffiliated with us, in the principal amount of $754,246.  We have funded approximately $559,006 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.  In addition to a $548,246 funding commitment, the loan provides for an interest reserve in the amount of $200,000 and the payment by CMC of fees to us and closing costs associated with the loan.  The outstanding principal amount bears interest at 16.5% per annum, accrued and compounded monthly.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, September 12, 2009.

In consideration of our commitment to provide the loan to CMC and to fund the $548,246 commitment, subject to the terms and conditions of the loan, CMC paid us a commitment fee in the amount of $6,000, which will be amortized into our income over the life of the loan.

CMC’s obligations under the CMC loan are secured by a pledge of all of the ownership interests in CMC.  The note is guaranteed by the principal of CMC.

CMC owns 50% of the limited liability company interests in CMC Crestview Villas, LLC (Crestview).  Crestview owns 8.2 acres located in Dallas County, Texas.  The “as-is” value of the property is $520,000 and the “prospective value” as developed is $2,300,000.

Loan to Shahan Prairie, LP

On September 20, 2007, we originated a loan to Shahan Prairie, LP (SP), a Texas limited partnership that is unaffiliated with us, in the principal amount of approximately $1,897,200.  We have funded approximately $1,242,252 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.  In addition to a $1,405,000 funding commitment, the loan provides for an interest reserve in the amount of $455,000 and the payment by SP of fees to us and closing costs associated with the loan.  The outstanding principal amount bears interest at 15% per annum, accrued and compounded monthly.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, September 20, 2009.

In consideration for our commitment to provide the loan to SP and to fund the $1,897,200 commitment, subject to the terms and conditions of the loan, SP paid us a commitment fee in the amount of $37,200, which will be amortized into our income over the life of the loan.

8

SP’s obligations under the SP loan are secured by a second lien deed of trust filed on 102 acres located in Denton County, Texas.  The “as-is” value of the property is $6,000,000.  The note is guaranteed by the principal of SP.

Loan to K2C Construction LLC, Kerby Development, LLC and James Kerby

On September 21, 2007, we originated a loan to K2C Construction LLC, Kerby Development, LLC and James Kerby (collectively, the Kerby entities), all of which are unaffiliated with us, in the principal amount of approximately $478,950.  We have funded approximately $400,000 through September 30, 2007, including funding commitment, closing costs and interest reserve.  We will advance additional amounts up to our commitment over the remaining term of the loan.  In addition to a $400,000 funding commitment, the loan provides for an interest reserve in the amount of $65,000 and the payment by the Kerby entities of fees to us and closing costs associated with the loan.  The outstanding principal amount bears interest at 15% per annum, accrued monthly and compounded annually.  Payments equal to the amount of accrued interest on the outstanding principal balance of the loan shall be due and payable on the last day of each month, and the outstanding principal balance of the loan, together with all accrued, unpaid interest thereon and other unpaid amounts due under the loan, shall be due and payable on the maturity date, September 30, 2008.

In consideration for our commitment to provide the loan to the Kerby entities and to fund the $478,950 commitment, subject to the terms and conditions of the loan, the Kerby entities paid us a commitment fee in the amount of $13,950, which will be amortized into our income over the life of the loan.

The Kerby entities’ obligations under the loan are secured by a pledge of all of the economic interests in an entity owned by James Kerby.

The entity from which we received a pledge of all of the economic interests owns 32 acres in Bexar County, Texas.  The “as-is” value of the property is $520,000 and the “prospective value” as developed is $2,785,000.

Reports to Investors

The second paragraph of the “Reports to Investors” section on page 124 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

For as long as we are required to file quarterly reports on Form 10-Q with the Securities and Exchange Commission, financial information substantially similar to the financial information contained in each such report will be sent to limited partners within 60 days after the end of such quarter.  The annual and quarterly reports on Form 10-K and Form 10-Q for any period in which fees are paid to our general partner or its affiliates for services will set forth the fees paid and the services rendered.  Whether or not such reports are required to be filed, each limited partner will be furnished, within 60 days after the end of each of the first three quarters of our fiscal year, an unaudited financial report for that period including a profit and loss statement, a balance sheet and a cash flow statement.  In addition, until all of the net proceeds from this offering are expended or committed, or in the discretion of our general partner used to establish a working capital reserve or returned to the limited partners, each limited partner will be furnished, within 60 days after the end of each quarter during which there are mortgage loans or placement or evaluation fees, a report containing a statement of the amount of the mortgage loans in which we have invested, the material terms of these loans, the identity of the borrower and the real property securing the mortgage loans and the appraised values of that real property.

9

EXHIBIT C

SUBSCRIPTION AGREEMENT

United Development Funding III, L.P.
Subscription Agreement

See pages 7 through 8 for instructions.

Total Invested: $ ______________________	Total Units: _______________	State in Which Sale Is Made: ___________
($20 per unit)

☐ Registered Investment Advisor (RIA) and Wrap Fee Representation.     Please check the box if this investment is made through an RIA charging no commissions on this sale or otherwise is made pursuant to a wrap fee or other asset fee arrangement with the Investor listed below and as a result no commissions shall be paid to the participating RIA or broker.

THIS SUBSCRIPTION AGREEMENT is made and entered into between United Development Funding III, L.P., a Delaware limited partnership (the “Fund”), and the investor(s) whose signature appears below (collectively or individually, the “Investor”).

1.	Purchase Information and Payment Instructions.

☐	Initial Investment (Minimum $3,000 for purchases through IRA or other qualified account and $5,000 for other purchases)

☐	Additional Investment (Minimum $1,000)

Investor is subscribing to acquire, upon the terms and conditions set forth in this Subscription Agreement, the number of units of limited partnership interest of the Fund (the “Units”) as set forth above upon payment for such Units. For custodial accounts, such as IRAs and other qualified plans, checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them as instructed below. For all other investments, checks should be made payable to “United Development Funding III, L.P.”  For non-custodial accounts, send the completed Subscription Agreement and check to:

United Development Funding III, L.P. Investor Services
1702 N. Collins Blvd., Suite 100, Richardson, Texas 75080
(800) 859-9338

Checks made payable to the Fund will be deposited upon receipt. However, you will not be admitted as a limited partner of the Fund until this Subscription Agreement has been accepted and countersigned by the Fund. The Fund may reject any subscription, in whole or in part, in its sole discretion. Subscriptions will be accepted or rejected within 30 days of their receipt. The Fund will accept groups of subscriptions on an orderly basis no less frequently than monthly, and if your subscription is accepted, you will be admitted as a limited partner of the Fund not later than the last day of the calendar month following the date your subscription was accepted. If the Fund rejects your subscription, the purchase price will be returned to you within 10 business days after the rejection of your subscription. If you provide payment that in the aggregate differs from the payment required to purchase the number of Units indicated above or if your calculations of the Units to be purchased with the amount actually submitted is incorrect, your subscription will be automatically deemed a subscription for the maximum number of Units that may be purchased for such amount.

2.	Type of Ownership. (Note: Complete either column A or B below, but not both.)

	A. Non-Custodial Ownership		B. Custodial Ownership*
☐	Individual Ownership - One signature required.	☐	Traditional IRA - Owner and custodian signature required.
☐	Joint Tenants with Right of Survivorship - All parties must sign.	☐	Roth IRA - Owner and custodian signature required.
☐	Community Property - All parties must sign.	☐	KEOGH Plan - Owner and custodian signature required.
☐	Tenants in Common - All parties must sign.	☐	Simplified Employee Pension/Trust (SEP)
☐	Corporate Ownership - Authorized signature required. Include copy of corporate resolution.	☐	Pension or Profit Sharing Plan - Owner and custodian signature required.
☐	Partnership Ownership - Authorized signature required. Include copy of partnership agreement.	☐	Other (Specify)
☐	Uniform Gift to Minors Act - Owner and custodian signature required.
State of ____________, Custodian for _____________________________________
☐	Estate - Personal representative signature required.		Name of Custodian, Trustee or other Administrator
Name of Executor: ____________________________________________________
	Include a copy of the court appointment.		Mailing Address
☐	Qualified Pension Plan (Non-custodian) *
	Include a copy of the first and last page of the plan.		City State Zip
Name of Trustee: _____________________________________________________
☐	Trust		Custodian Tax ID #
Include a copy of the first and last page of the trust.
	Name of Trustee: _____________________________________________________		Custodian Account #
☐	Other (Specify): _____________________________________________________
Custodian Telephone #

* See “Investment by Tax-Exempt Entities and ERISA Considerations” in the Fund’s prospectus, as supplemented to date (the “Prospectus”) for a discussion of risks related to an investment in Units by certain tax-exempt or tax-deferred plans.

3.	Registration Name and Address. Please print name(s) in which Units are to be registered.

Name of Owner	Taxpayer Identification/Social Security Number

Name of Joint Owner (if applicable)	Taxpayer Identification/Social Security Number

Street Address or P.O. Box

City		State		Zip Code

Home Telephone No.	( )	Business Telephone No.	( )

Email Address (Optional)		Country of Citizenship

4.
Distributions.  (Please check one box in either section A or B, depending on the registration type. Please note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian. Please note that if you elect to participate in the distribution reinvestment plan, the Fund will pay commissions to the broker-dealer identified in this Subscription Agreement, as described in the Prospectus.)

A. Non-Custodial Registration

☐	I elect to participate in the distribution reinvestment plan of the Fund.

☐	I prefer distributions be paid to me at my address listed under Section 3.

☐	I prefer distributions to be deposited directly into the following account: _______ Checking _______ Savings.

Please enclose a voided check. By enclosing a voided check, you authorize the Fund to make electronic deposits to the designated checking or savings account. This authority is to remain in force until the Fund has received written notification of its termination at such time and in such manner as to give the Fund reasonable time to act. In the event that the Fund deposits funds erroneously into the account, it is authorized to debit the account for the amount of the erroneous deposit.

☐	I prefer to direct distributions (for non-custodial accounts) to a party other than the registered owner per the following instructions:

Name of Institution	Account Number

ABA Routing Number	Name on Account

Street Address or P.O. Box

City	State	Zip Code

B. Custodial Registration

☐	I elect to participate in the distribution reinvestment plan of the Fund.

☐	I prefer for distributions to be sent to the custodian for the benefit of the Investor.

5.
Subscriber Signatures.  Please carefully read and separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

In order to induce the Fund to accept this subscription, I hereby represent and warrant as follows:

		Owner	Joint Owner

(a)	I have received the Prospectus for the Fund, and I accept and agree to be bound by the terms and conditions of the organizational documents of the Fund.	__________ Initials	___________ Initials

(b)
I have (i) a net worth (exclusive of home, furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, furnishings and automobiles) of at least $70,000 and had during the last tax year or estimate that I will have during the current tax year a minimum of $70,000 annual gross income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.”
		__________ Initials	___________ Initials

(c)
If I am a California, Iowa, Kentucky, Missouri, Nebraska, New Jersey or Ohio resident, this investment does not exceed 10% of my liquid net worth, as set forth in the Prospectus.  If I am a resident of Kansas, I acknowledge the recommendation of the Kansas Office of the Securities Commissioner that my aggregate investment in the Fund and similar direct participation investments should not exceed 10% of my liquid net worth (for purposes of this recommendation of the Kansas Office of the Securities Commissioner, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.)
		__________ Initials	___________ Initials

(d)	I am purchasing the Units for my own account, and I acknowledge that there is no public market for this investment.	__________ Initials	___________ Initials

(e)	I am not an Unacceptable Investor, as such term is defined in the Prospectus under “Suitability Standards — Restrictions Imposed by the USA PATRIOT Act and Related Acts.”	__________ Initials	___________ Initials

(f)	I am able to withstand a loss of my investment.	__________ Initials	___________ Initials

I declare that the information supplied above is true and correct and may be relied upon by the Fund in connection with my investment in the Fund. Under penalties of perjury, by signing this Subscription Agreement, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, (b) I am not subject to back-up withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to back-up withholding and (c) except as otherwise expressly indicated above, I am a U.S. person (including a U.S. resident alien). The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

YOU DO NOT WAIVE ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS AGREEMENT. A SALE OF UNITS MAY NOT BE COMPLETED UNTIL YOU HAVE BEEN IN RECEIPT OF THE PROSPECTUS (AT LEAST FIVE BUSINESS DAYS).

Signature of Investor or Trustee	Signature of Joint Owner, Trustee or Custodian, if applicable	Date

6.	Financial Advisor. (TO BE COMPLETED BY BROKER-DEALER OR AUTHORIZED REPRESENTATIVE)

The undersigned broker-dealer or authorized representative warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Units in the state designated as the Investor’s address or the state in which the sale is to be made, if different. The broker-dealer or authorized representative warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the Investor as defined by Rule 2310 of the NASD Conduct Rules, (b) informed the Investor of all aspects of liquidity and marketability of this investment as required by Rule 2810 of the NASD Conduct Rules, (c) delivered the Prospectus to the Investor the requisite number of days prior to the date that the Investor will deliver this Subscription Agreement to the Fund as specified under the laws of the Investor’s state of residence, (d) verified the identity of the Investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the Investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker-Dealer Name		Telephone No.

Street Address or P.O. Box

City	State		Zip Code

Account Number

Representative Name		Telephone No.

Street Address or P.O. Box

City	State		Zip Code

Email Address (please provide if you would like to receive confirmation of receipt via email)

Financial Advisor Signature	Date

If you need additional assistance in completing this Subscription Agreement, please call United
Development Funding III, L.P. Investor Services at (800) 859-9338

For Internal Use Only

Accepted by: _________________________________________	Date: ______________________	Amount: ___________________	Check No.: __________________

SPECIAL NOTICE FOR CALIFORNIA RESIDENTS ONLY:

CONDITIONS RESTRICTING TRANSFER OF UNITS

260.141.11 Restrictions on Transfer.

(a)       The issuer of any security upon which a restriction on transfer has been imposed pursuant to Sections 260.102.6, 260.141.10 or 260.534 of the Rules (the “Rules”) adopted under the California Corporate Securities Law (the “Code”) shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.

(b)       It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of the Rules), except:

(1)       to the issuer;

(2)       pursuant to the order or process of any court;

(3)       to any person described in subdivision (i) of Section 25102 of the Code or Section 260.105.14 of the Rules;

(4)       to the transferor’s ancestors, descendants or spouse, or any custodian or trustee for the account of the transferor or the transferor’s ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee’s ancestors, descendants or spouse;

(5)       to holders of securities of the same class of the same issuer;

(6)       by way of gift or donation inter vivos or on death;

(7)       by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities laws of the foreign state, territory or country concerned;

(8)       to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or selling group;

(9)       if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule not required;

(10)             by way of a sale qualified under Sections 25111, 25112, 25113 or 25121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

(11)             by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;

(12)             by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

(13)             between residents of foreign states, territories or countries who are neither domiciled or actually present in this state;

(14)             to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state;

(15)             by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state if, in either such case, such person (1) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (2) delivers to each purchaser a copy of this rule, and (3) advises the Commissioner of the name of each purchaser;

(16)             by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities; or

(17)             by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of Section 25110 of the Code but exempt from that qualification requirement by subdivision (f) of Section 25102; provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

(c)       The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10-point size, reading as follows:

“IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.”

INSTRUCTIONS FOR
UNITED DEVELOPMENT FUNDING III, L.P.
SUBSCRIPTION AGREEMENT

Please follow these instructions carefully for each section. Failure to do so may result in the rejection of your subscription. All information in the Subscription Agreement should be completed as follows:

Registered Investment Advisor (RIA) and Wrap Fee Representation.

•	Please check the box to indicate if the subscription was solicited or recommended by a Registered Investment Advisor or other wrap fee representative.

Purchase Information and Payment Instructions. (Section 1 of Subscription Agreement)

•
You must purchase at least 150 units (for $3,000) if you are purchasing through an individual retirement account or other qualified account. If you are not purchasing through a qualified account, you must purchase at least 250 units (for $5,000). Please indicate the number of units to be purchased and the purchase price for those units.

•	Units may be purchased only by persons meeting the standards set forth under the section of the Prospectus entitled “Suitability Standards.”

•	Please indicate the state in which the sale is to be made at the top of the Subscription Agreement.

Type of Ownership. (Section 2 of Subscription Agreement)

•	Please check the appropriate box to indicate the type of entity or type of individuals subscribing.

Registration Name and Address. (Section 3 of Subscription Agreement)

•	Please enter the exact name in which the Units are to be held.

•	For joint tenants with right of survivorship or tenants in common, include the names of both investors.

•	In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed.

•	Trusts should include the name of the trustee (include a copy of the trust agreement).

•
All investors must complete the space provided for taxpayer identification number or social security number. In the case of a qualified plan or trust, enter both the investor’s social security number (for identification purposes) and the custodian or trustee’s taxpayer identification number (for tax purposes).

•	By signing the Subscription Agreement, the investor is certifying that this number is correct.

•	Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the custodian or trustee.

Distributions. (Section 4 of Subscription Agreement)

•
Each investor who elects to have distributions reinvested agrees to notify the Fund and the broker-dealer named in the Subscription Agreement in writing if at any time he or she fails to meet the applicable suitability standards or he or she is unable to make any other representations and warranties as set forth in the Prospectus or Subscription Agreement.

•
If cash distributions are to be sent to an address other than that provided in Section 3 (i.e., a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address and a voided check. For custodial accounts, distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

•
The investor acknowledges that the broker-dealer named in the Subscription Agreement may receive commissions not to exceed 1.0% of reinvested distributions, less any discounts authorized by the Prospectus, unless the investor instructs otherwise in writing; provided, however, that no commissions will be paid with respect to reinvested distributions by residents of Kentucky or Massachusetts.

Subscriber Signatures. (Section 5 of Subscription Agreement)

•	Please separately initial each representation where indicated.

•	If title is to be held jointly, all parties must date and sign this Section as follows:

•	Individual: One signature required.

•	Joint Tenants with Right of Survivorship: All parties must sign.

•	Tenants in Common: All parties must sign.

•	Community Property: All parties must sign.

•	Pension or Profit-Sharing Plans: The trustee signs the Signature Page.

•	Trust: The trustee signs. Provide the name of the trust, the name of the trustee and the name of the beneficiary (include a copy of the trust agreement).

•
Partnership:  Identify whether the entity is a general or limited partnership. The general partners must be identified and each must sign. In the case of an investment by a general partnership, all partners must sign (unless a “managing partner” has been designated for the partnership, in which case he or she may sign on behalf of the partnership if a certified copy of the document granting him authority to invest on behalf of the partnership is submitted).

•
Corporation:  The Subscription Agreement must be accompanied by (1) a certified copy of the resolution of your board of directors designating the officer(s) of the corporation authorized to sign on behalf of the corporation and (2) a certified copy of the Board’s resolution authorizing the investment.

•
IRA and IRA Rollovers:  Requires signature of authorized signer (e.g., an officer) of the bank, trust company, or other fiduciary. The address of the trustee must be provided in order for the trustee to receive checks and other pertinent information regarding the investment.

•	Keogh (HR 10): Same rules as those applicable to IRAs.

•
Uniform Gift to Minors Act (UGMA) or Uniform Transfers to Minors Act (UTMA):  The required signature is that of the custodian, not of the parent (unless the parent has been designated as the custodian). Only one child is permitted in each investment under UGMA or UTMA. In addition, designate the state under which the gift is being made.

PLEASE NOTE THAT SIGNATURES DO NOT HAVE TO BE NOTARIZED.

Financial Advisor. (Section 6 of Subscription Agreement)

•
This Section is to be completed by the investor’s financial advisor. Please complete all financial advisor information contained in Section 6 of the Subscription Agreement, including suitability certification.

•
Include documentation completed by the broker-dealer that the investor(s) and registered owner(s) do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions. This could include a screen print from the FINRA Anti-Money Laundering web site if an electronic check is performed, a signed attestation from the person performing a manual check if this method is used, or a screen-print and written attestation if some other database is used.

Only original, completed copies of Subscription Agreements can be accepted. Photocopied or otherwise duplicated Subscription Agreements cannot be accepted by the Fund.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THE SUBSCRIPTION
AGREEMENT, PLEASE CALL UNITED DEVELOPMENT FUNDING III, L.P.
INVESTOR SERVICES AT (800) 859-9338.

ANNEX A

QUARTERLY REPORT ON FORM 10-Q
FOR THE
QUARTERLY PERIOD ENDED SEPTEMBER 30, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 10-Q

       [Mark One]
    ☒    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THESECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2007

OR

    ☐    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission File Number: 333-127891 (1933 Act)

United Development Funding III, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3269195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1702 N. Collins Boulevard, Suite 100, Richardson, Texas 75080
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (214) 370-8960

N/A
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the Registrant:  (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒ No  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐                                                                          Accelerated filer ☐                                                                               Non-accelerated filer  ☒

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   Yes ☐  No ☒

UNITED DEVELOPMENT FUNDING III, L.P.

FORM 10-Q

Quarter Ended September 30, 2007

PART I
FINANCIAL INFORMATION

		Page
Item 1.	Financial Statements.
	Balance Sheets as of September 30, 2007 (Unaudited) and December 31, 2006 (Audited) ...............................................................................................................	3
	Statements of Operations for the three and nine months ended September 30, 2007 and 2006 (Unaudited) ................................................................................	4
	Statements of Cash Flows for the nine months ended September 30, 2007 and 2006 (Unaudited) .................................................................................................	5
	Notes to Financial Statements (Unaudited) .............................................................................................................................................................................................	6
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations. ......................................................................................................	10
Item 3.	Quantitative and Qualitative Disclosures About Market Risk. .........................................................................................................................................................	19
Item 4.	Controls and Procedures. ...	20

PART II
OTHER INFORMATION

		Page
Item 1.	Legal Proceedings. ...	21
Item 1A.	Risk Factors. ...	21
Item 2	Unregistered Sales of Equity Securities and Use of Proceeds. ...........................................................................................................................................................	21
Item 5	Other Information. ...	21
Item 6.	Exhibits. ...	22
Signatures.	...	23

PART I
FINANCIAL INFORMATION

Item 1. Financial Statements.

UNITED DEVELOPMENT FUNDING III, L.P.
BALANCE SHEETS

	September 30, 2007 (Unaudited)	December 31, 2006 (Audited)
Assets
Cash and cash equivalents	$250,417	$672,107
Restricted cash	1,680,205	588,516
Accrued interest receivable – related party	599,456	6,241
Mortgage notes receivable, net	55,649,722	11,422,063
Mortgage notes receivable – related party, net	19,135,723	6,328,010
Partnership interest subscriptions receivable	100	100
Deferred offering costs	2,642,002	2,047,133
Other assets	114,561	167,484

Total assets	$80,072,186	$21,231,654

Liabilities and Partners’ Capital
Liabilities:
Accounts payable	$2,851	$2,413
Accrued liabilities	11,983	66,927
Accrued liabilities – related party	2,717,997	2,238,805
Escrow payable	1,680,205	588,516
Line of credit	1,850,000	6,436,402

Total liabilities	6,263,036	9,333,063

Commitments and contingencies	-	-

Partners’ Capital:
Limited partners’ capital: 17,500,000 units authorized;
4,105,552 units issued and outstanding at
September 30, 2007 and 661,191 units issued and
outstanding at December 31, 2006	73,723,735	11,879,843
General partner’s capital	85,415	18,748

Total partners’ capital	73,809,150	11,898,591

Total liabilities and partners’ capital	$80,072,186	$21,231,654

See accompanying notes to financial statements (unaudited).

UNITED DEVELOPMENT FUNDING III, L.P.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Interest income	$2,195,552	$79,929	$4,522,154	$79,929
Credit enhancement fees – related party	142,553	-	438,946	-
Mortgage and transaction service revenues	236,884	19,465	483,991	19,465
Total revenues	2,574,989	99,394	5,445,091	99,394

Expenses:
Interest expense	2,853	-	195,122	-
General and administrative	449,674	31,913	954,737	32,435
Total expenses	452,527	31,913	1,149,859	32,435

Net income	$2,122,462	$67,481	$4,295,232	$66,959

Earnings per unit, basic and diluted	$0.61	$0.57	$1.93	$1.69

Weighted average units outstanding	3,497,625	117,858	2,228,133	39,573

Distributions declared per limited partnership unit	$0.37	$0.06	$0.80	$0.06

See accompanying notes to financial statements (unaudited).

UNITED DEVELOPMENT FUNDING III, L.P.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
Operating Activities

Net income	$4,295,232	$66,959
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for loan losses	45,222	-
Amortization	44,941	-
Changes in operating assets and liabilities:
Accrued interest receivable – related party	(593,215)	-
Other assets	7,982	(5,194)
Accounts payable	438	-
Accounts payable – related party	-	19,504
Accrued liabilities	(54,944)	-
Net cash provided by operating activities	3,745,656	81,269

Investing Activities
Investments in mortgage notes receivable	(48,317,280)	(3,695,431)
Investments in mortgage notes receivable – related party	(12,893,499)	-
Receipts from mortgage notes receivable	4,044,399	-
Receipts from mortgage notes receivable – related party	85,786	-
Net cash used in investing activities	(57,080,594)	(3,695,431)

Financing Activities
Payments on line-of-credit, net	(4,586,402)	-
Limited partner contributions	68,040,878	3,995,678
Limited partner distributions	(2,774,546)	(7,096)
Limited partner distribution reinvestment	846,280	-
General partner distributions	(379,202)	(1,437)
Partnership interest subscriptions receivable	-	900
Escrow payable	1,091,689	178,200
Restricted cash	(1,091,689)	(178,200)
Payments of offering costs	(8,118,083)	(460,178)
Payments of deferred offering costs	(594,869)	(835,007)
Accrued liabilities – related party	479,192	950,095
Net cash provided by financing activities	52,913,248	3,642,955

Net increase (decrease) in cash and cash equivalents	(421,690)	28,793
Cash and cash equivalents at beginning of period	672,107	-

Cash and cash equivalents at end of period	$250,417	$28,793

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$196,694	$-

See accompanying notes to financial statements (unaudited).

UNITED DEVELOPMENT FUNDING III, L.P.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

A. Nature of Business

United Development Funding III, L.P. (which may be referred to as the “Partnership,” “we,” “us,” or “our”) was organized on June 13, 2005 as a Delaware limited partnership.  Our principal business purpose is to originate, acquire, service, and otherwise manage, either alone or in association with others, a diversified portfolio of mortgage loans that are secured by real property or equity interests that hold real property already subject to other mortgages (including mortgage loans that are not first in priority and participation interests in mortgage loans) and to issue or acquire an interest in credit enhancements to borrowers, such as guaranties or letters of credit. Our offices are located in Richardson, Texas.

Our general partner is UMTH Land Development, L.P., a Delaware limited partnership (“Land Development”).  Land Development is responsible for our overall management, conduct and operation.  Our general partner has authority to act on our behalf in all matters respecting us, our business and our property.  The limited partners shall take no part in the management of our business or transact any business for us and shall have no power to sign or bind us; provided, however, that the limited partners, by a majority vote and without the concurrence of the general partner, have the right to:  (a) amend the partnership agreement governing the partnership, (b) dissolve the Partnership, (c) remove the general partner or any successor general partner, (d) elect a new general partner, and (e) approve or disapprove a transaction entailing the sale of all or substantially all of our real properties acquired by the Partnership.

B. Basis of Presentation

The accompanying unaudited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q of Regulation S-X.  They do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  However, except as disclosed herein, there has been no material change to the information disclosed in our Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission. The interim unaudited financial statements should be read in conjunction with the financial statements filed in our most recent Annual Report.  In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting solely of normal recurring adjustments, considered necessary to present fairly our financial position as of September 30, 2007, operating results for the three and nine months ended September 30, 2007 and 2006 and cash flows for the nine months ended September 30, 2007 and 2006.  Operating results and cash flows for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Reclassification

Certain prior year amounts have been reclassified to conform to current presentation.

C. Registration Statement

On May 15, 2006, our Registration Statement on Form S-11, covering a public offering of up to 12,500,000 units of limited partnership interest at a price of $20 per unit (the “Offering”), was declared effective under the Securities Act of 1933, as amended.  The Registration Statement also covers up to 5,000,000 units of limited partnership interest to be issued pursuant to our distribution reinvestment plan (“DRIP”) at a price of $20 per unit.  Initial subscription payments were placed in an account held by the escrow agent and held in trust, pending release to us after we had received and accepted subscriptions for a minimum of $1 million.  On July 3, 2006, we satisfied the minimum escrow conditions in connection with the Offering.  As a result, our initial public subscribers were accepted as limited partners and the subscription proceeds from such initial public subscribers were released to us from escrow.  As of September 30, 2007, we had issued an aggregate of 4,105,552 units of limited partnership interest in the Offering, consisting of 4,061,523 units that have been issued to our limited partners in exchange for gross proceeds of approximately $81.2 million (approximately $71.6 million, net of costs associated with the offering) to us, and another 44,029 units of limited partnership interest issued to limited partners in accordance with our DRIP, in exchange for gross proceeds of approximately $880,600 (approximately $872,200, net of costs associated with our DRIP).

D.  Line of Credit

In December 2006, we entered into a revolving credit facility (the “Revolving Credit Facility”) with Premier Bank, a Missouri banking association d/b/a Premier Bank of Texas, permitting us to borrow up to an aggregate outstanding principal amount of $10 million.  The Revolving Credit Facility is secured by a first priority lien upon all of the Partnership’s existing and future acquired assets.  The Revolving Credit Facility’s maturity date is December 29, 2008.  In consideration for the origination of the Revolving Credit Facility, we paid an origination fee in the amount of approximately $113,000, which is being amortized over the initial two-year term of the Revolving Credit Facility.  The annual interest rate on the Revolving Credit Facility is equal to the prime rate of interest as quoted in the Wall Street Journal (7.75% at September 30, 2007), payable monthly.  The Revolving Credit Facility requires that we comply with various covenants, including maintaining at least $5 million in eligible first lien promissory notes and maintaining, as of December 31, 2006, at least $7 million in aggregate partners’ equity and, as of January 31, 2007, at least $10 million in aggregate partners’ equity.  As of September 30, 2007, the Partnership had approximately $73.8 million in aggregate partners’ equity and was in compliance with the other operating covenants required by the Revolving Credit Facility.

If a default occurs, the Revolving Credit Facility may be declared due and payable immediately.  In such event, Premier Bank may foreclose on our assets or exercise any other rights or remedies it may have, including foreclosure of our assets.  Any such event may materially impair our ability to conduct business.

We intend to utilize the Revolving Credit Facility as transitory indebtedness to provide liquidity and to reduce and avoid the need for large idle cash reserves, including usage to fund identified investments pending receipt of proceeds from the sale of our units.  Certain proceeds from the sale of our units are used to repay the Revolving Credit Facility.  We intend to use the Revolving Credit Facility as a portfolio administration tool and not to provide long-term or permanent leverage on our investments.  As of September 30, 2007, approximately $1.9 million was outstanding on the Revolving Credit Facility, and interest expense related to the borrowings under this facility was approximately $195,000 for the nine months ended September 30, 2007.

E.  Partners’ Capital

As of September 30, 2007, we had accepted subscriptions for 4,105,552 units of limited partnership interest pursuant to the Offering, which represented gross proceeds of approximately $82.1 million to us.  Monthly limited partners’ distributions for nine months ended September 30, 2007 totaled approximately $2.8 million, consisting of approximately $1.9 million paid in cash and approximately $846,300 distributed in the form of 42,300 limited partnership units issued in accordance with our DRIP, pursuant to which limited partners may elect to have a portion of their distributions from us reinvested in additional units.  Distributions to our general partner are more fully discussed in Note G.

F.  Commitments and Contingencies

In October 2006, we entered into a limited guaranty for the benefit of United Mortgage Trust, a real estate investment trust organized under the laws of the state of Maryland (“UMT”), or its permitted successors and assigns (the “UDF III Guaranty”), by which we guarantied the repayment of up to $30 million owed to UMT with respect to that certain Second Amended and Restated Secured Line of Credit Promissory Note between UMT and United Development Funding, L.P., a Nevada limited partnership (“UDF I”).  In connection with the UDF III Guaranty, we entered into a letter agreement with UDF I (the “UDF III Credit Enhancement Fee Agreement”), which provides for UDF I to pay us a monthly amount in arrears equal to 0.25% of the maximum liability amount, in consideration for our guaranty.  We include those monthly payments of the credit enhancement fee in our credit enhancement fee income.  The maximum liability amount is equal to the maximum amount of our exposure pursuant to the UDF III Guaranty; provided, that if the amount of net proceeds raised by UDF III in connection with the Offering exceeds $5 million on the date of calculation, then the maximum liability amount for the purposes of the payment of the credit enhancement fee shall not exceed the amount of net proceeds raised through such date.  In addition, the amount of the guaranty is reduced $1.00 for every $1.00 by which the total partners’ equity in UDF I exceeds $30 million.  As of September 30, 2007, UDF I total partners’ equity was approximately $41 million; thus the exposure under the UDF III Guaranty as of September 30, 2007 was approximately $19 million.

An affiliate of our general partner serves as the advisor to UMT.  In addition, our general partner serves as the asset manager for UDF I.

The Partnership has no other outstanding debt or contingent payment obligations, other than certain loan guaranties or letters of credit that we may make to or for the benefit of third-party lenders.  There are approximately $7.5 million of commitments to be funded under the terms of mortgage notes receivable as of September 30, 2007.  Included in such amount is approximately $1.3 million of commitments for mortgage notes receivable – related party.

G. Related Party Transactions

Our general partner, Land Development, and certain of its affiliates receive fees in connection with the Offering and in connection with the acquisition and management of our assets.  Land Development also receives reimbursement of certain costs of the Partnership.

We commenced active operations after we satisfied the minimum escrow condition in connection with the Offering on July 3, 2006.  No fees or reimbursement of costs were paid to our general partner prior to July 3, 2006.

Land Development receives up to 1.5% of the gross offering proceeds (excluding proceeds from our DRIP) for reimbursement of organization and offering expenses.  We have a related party payable to Land Development of approximately $2.7 million as of September 30, 2007 for organization and offering costs paid by Land Development related to the Offering.

Land Development is also paid 3% of the net amount available for investment in mortgages for fees and expenses associated with the selection and origination of mortgages, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, and title insurance funded by us.  Such costs are amortized into interest income over the life of the development mortgage notes receivable.

We also reimburse Land Development up to 0.5% of the gross offering proceeds for expenses related to bona fide due diligence expenses incurred by unaffiliated selling group members and paid by us through Land Development (except that no such due diligence expenses shall be paid with respect to sales under the DRIP).

Our general partner pays a wholesaling fee of up to 1.2% of the gross offering proceeds (excluding proceeds from sales under the DRIP) to IMS Securities, Inc., an unaffiliated third party, and we reimburse our general partner for such payments.  From such amount, IMS Securities, Inc. reallows up to 1% of the gross offering proceeds to wholesalers that are employed by an affiliate of Land Development.  We reimburse Land Development, or its affiliate, for such wholesaling fees paid on our behalf.

Land Development currently receives a promotional interest equal to 10% of cash available for distribution prior to the return to the limited partners of all of their capital contributions plus an 8% annual cumulative (non-compounded) return on their net capital contributions.  After the limited partners receive a return of their net capital contributions and an 8% annual cumulative (non-compounded) return on their net capital contributions, Land Development will receive a subordinated promotional interest of 15% of remaining cash available for distribution (including net proceeds from a capital transaction or pro rata portion thereof).

Land Development receives a carried interest, which is an equity interest in us to participate in all distributions, other than distributions attributable to its promotional interest of cash available for distribution and net proceeds from a capital transaction.  If Land Development enters into commitments to investments in mortgages in excess of 82% of the gross offering proceeds, it will be entitled to a carried interest equal to (a) 1% for the first 2.5% of commitments to investments in mortgages above 82% of the gross offering proceeds (or if commitments to investments in mortgages are above 82% but no more than 84.5%, 1% multiplied by the fractional amount of commitments to investments in mortgages above 82%), (b) 1% for the next 2% of additional commitments to investments in mortgages above 84.5% of the gross offering proceeds (or if commitments to investments in mortgages are above 84.5% but no more than 86.5%, 1% multiplied by the fractional amount of commitments to investments in mortgages above 84.5%) and (c) 1% for each additional 1% of additional commitments to investments in mortgages above 86.5% of the gross offering proceeds (or a fractional percentage equal to the fractional amount of any 1% of additional commitments to investments in mortgages).

For services rendered in connection with the servicing of our loans, we pay a monthly mortgage servicing fee to Land Development equal to one-twelfth of 0.25% of our aggregate outstanding development mortgage notes receivable balance as of the last day of the month.  Such fees are included in general and administrative expenses.

UMTH Funding Services, LP (“Funding Services”), an affiliate of Land Development, receives 0.8% of the gross offering proceeds (excluding proceeds from sales under our DRIP) as a marketing support fee for marketing and promotional services provided to selling group members.  Funding Services also is reimbursed for operating expenses incurred in assisting Land Development in our management.  An additional marketing support fee is paid directly to unaffiliated participating selected dealers in an amount to be determined in the sole discretion of Land Development, but which shall not exceed 1% of the gross offering proceeds (excluding proceeds from sales under our DRIP).

The chart below summarizes the payment of related party fees and reimbursements associated with the Offering and origination and management of assets for the nine months ended September 30, 2007:

		For the Nine
		Months Ended
Payee	Purpose	September 30, 2007
Land Development
	Organization &
	Offering Expenses	$1,019,900
	Due Diligence Fees	340,000
	Wholesaler Reimbursement	153,600
	Acquisition & Origination
	Expenses and Fees	1,830,500
	Promotional Interest	330,600
	Carried Interest	83,200
	Mortgage Servicing Fee	48,600
Funding Services
	Marketing Support Fees	820,600

The Partnership originated four secured promissory notes to related parties, including UDF I and borrowers in which UDF I or one or more other companies that may be deemed to be under common control with the Partnership had an equity interest or other investment as well.  Each loan was issued on terms that are as fair and at least as favorable to the Partnership as a similar transaction with an unaffiliated party in similar circumstances, and the aggregate principal outstanding under these loans is approximately $19 million as of September 30, 2007.  The notes bear interest at rates ranging from 12% to 16% per annum and interest payments are due monthly.  The notes have terms ranging from 12 to 42 months.  As of September 30, 2007, the Partnership had recognized approximately $1 million of interest income related to these notes.

As of September 30, 2007, we had recognized approximately $439,000 as credit enhancement fees – related party, as discussed above in Note F.

On April 25, 2007, we entered into a letter of engagement with Funding Services.  Pursuant to this letter of engagement, we have agreed to pay Funding Services a debt financing fee of 1% of the amount made available to us pursuant to the origination, extension or amendment of any line of credit or other debt financing procured for us by Funding Services.  In no event will such debt financing fee be paid more than once in respect of the same debt financing.  As of September 30, 2007, no debt placement has been procured by Funding Services and no debt financing fees have been paid.

H.  Subsequent Events

On October 25, 2007, the Partnership paid a monthly distribution totaling approximately $631,000 to limited partners as of September 30, 2007, consisting of approximately $423,000 paid in cash and approximately $208,000 distributed in the form of limited partnership units issued in accordance with our DRIP.

On November 12, 2007, the Partnership originated a secured revolving credit facility to United Development Funding X, L.P., a Delaware limited partnership (“UDF X”), in the principal amount of up to $70 million, pursuant to a Secured Line of Credit Promissory Note (the “UDF X Note”) and related loan documents executed between the Partnership and UDF X.  UDF X is a newly created entity that was formed for the purpose of acquiring loans and investments.  The proceeds of the credit facility are to be used by UDF X to fund the acquisition of loans to, or investments in, entities that acquire or develop land for residential single-family housing or to pay interest due on the UDF X Note.  UDF X plans to acquire loans from affiliates of the Partnership and UDF X.

The outstanding principal amount of the UDF X Note bears interest at a base rate equal to 15% per annum to be paid monthly; provided, that UDF X may draw the amount of interest due under the UDF X Note from proceeds available under the UDF X Note.  The outstanding principal balance of the UDF X Note, together with all accrued, unpaid interest thereon and other unpaid amounts due under the UDF X Note, is due and payable on November 11, 2012.

The credit facility is secured by a lien upon all of UDF X’s existing and future acquired assets, including the loans and investments owned by UDF X, pursuant to a security agreement executed by UDF X in favor of the Partnership (the “UDF X Security Agreement”).  UDF X is required to enter into such documents, agreements, assignments and instruments as the Partnership requires in order to evidence, acknowledge or perfect its security interest in the collateral.  The payment and performance of UDF X’s obligations owing to the Partnership under the credit facility are guaranteed by UMT Holdings, L.P. (“UMT Holdings”), an affiliate of the Partnership, and UDF X pursuant to a continuing unconditional guaranty executed by UMT Holdings for the benefit of the Partnership (the “UDF X Guaranty”).

Land Development, which is the general partner of the Partnership, owns a 99.9% limited partnership interest in UDF X.  UMT Holdings, the guarantor of the UDF X Note, owns 99.9% of the limited partnership interests in Land Development.  UMT Services, Inc. (“UMT Services”) owns the remaining 0.1% of the limited partnership interests in Land Development and serves as its general partner.  UMT Services owns all of the outstanding capital stock of UDF X’s general partner, United Development Funding X, Inc.

In connection with the credit facility, UDF X agreed to pay the Partnership an origination fee in the amount of 3% of funds drawn under the credit facility up to a maximum aggregate fee of $2.1 million; provided, that no further origination fee shall be due after total advances exceed $70 million in the aggregate; and further provided, that no origination fee shall be due on principal re-advanced after it has been repaid under the revolving credit facility.  The origination fee due with respect to any advance shall be paid to the Partnership upon the Partnership’s funding of such advance under the UDF X Note, and may be funded by the Partnership under the UDF X Note unless otherwise paid.  UDF X agrees to pay all reasonable costs and expenses of the Partnership incurred in connection with the credit facility.

The credit facility requires UDF X to comply with various covenants.  UDF X must deliver information relating to UDF X’s loans and investments to the Partnership on a quarterly basis.  The credit facility prohibits the sum of (i) all of UDF X’s loans and investments, plus (ii) any senior indebtedness on the property underlying UDF X’s loans and investments, from exceeding 90% of the market value of the property securing UDF X’s loans and investments.  No single loan or investment of UDF X may exceed $14 million.  Investments or loans to any single borrower or group of related borrowers may not exceed $14 million.

The Partnership has no obligation to make any advance of principal to UDF X under the UDF X Note unless certain conditions are satisfied, including the Partnership’s approval of the proposed advance, as determined by the Partnership in its sole discretion.  The Partnership may terminate its obligation to fund the UDF X Note by notifying UDF X of such termination.

The Partnership may declare the credit facility in default in certain circumstances, including upon UDF X’s failure to make any payment required by the UDF X Note by the fifth day following the date when due, upon UDF X’s breach of representations, warranties, covenants or agreements if not cured after ten days’ written notice from the Partnership, or if UDF X files for bankruptcy, is involuntarily placed in bankruptcy pursuant to an order not dismissed within thirty days, or if UDF X is dissolved, liquidates substantially all of its assets or winds up its affairs.

The foregoing description of the UDF X Note, the UDF X Security Agreement and the UDF X Guaranty are not complete and are qualified in their entirety by reference to the full text of the UDF X Note, the UDF X Security Agreement and the UDF X Guaranty, which are attached to this Quarterly Report on Form 10-Q as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.  The Partnership has obtained a fairness opinion from Jackson Claborn, Inc. opining as to the fairness of the financing terms of the credit facility to the Partnership, which is attached to this Quarterly Report on Form 10-Q as Exhibit 10.4 and incorporated herein by reference.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with our accompanying financial statements and the notes thereto:

Forward-Looking Statements

This section of the quarterly report contains forward-looking statements, including discussion and analysis of us, our financial condition, amounts of anticipated cash distributions to our limited partners in the future and other matters.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of our business and industry.  Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements.  These statements are not guaranties of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  We caution you not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Quarterly Report.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this Form 10-Q include changes in general economic conditions, changes in real estate conditions, development costs that may exceed estimates, development delays, increases in interest rates, residential lot take down or purchase rates or inability to sell residential lots experienced by our borrowers, and the potential need to fund development costs not completed by the initial borrower or other capital expenditures out of operating cash flows.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission, and the discussion of material trends affecting our business elsewhere in this report.

Overview

UDF III is a Delaware limited partnership formed on June 13, 2005.  We derive a substantial portion of our income by originating, purchasing, participating in and holding for investment various mortgage loans, which may be secured by real property or equity interests of entities that hold real property, made directly by us or indirectly through our affiliates to persons and entities for the acquisition and development of parcels of real property as single-family residential lots that will be marketed and sold to home builders. We also offer credit enhancements to developers in the form of loan guaranties to third-party lenders, letters of credit issued for the benefit of third-party lenders and similar credit enhancements.  Our investment objectives are:

•
to make, originate or acquire a participation interest in various mortgage loans (secured by first priority or junior priority liens against real property or liens against equity interests of entities that hold real property) typically in the range of $500,000 to $10,000,000, and to provide credit enhancements to real estate developers and regional and national homebuilders who acquire real property, subdivide such real property into single-family residential lots and sell such lots to homebuilders or build homes on such lots;

•	to produce net interest income from the interest on loans that we originate or purchase or in which we acquire a participation interest;

•	to produce a profitable fee from our credit enhancement transactions;

•	to produce income through origination, commitment and credit enhancement fees charged to borrowers;

•	to maximize distributable cash to investors; and

•	to preserve, protect and return capital contributions.

Some of our principals are also principals of UDF I and United Development Funding II, L.P. (“UDF II”).  Both UDF I and UDF II are real estate finance companies that engage in the business in which we engage and intend to engage.  Our general partner, Land Development, is an affiliate of the general partners of UDF I and UDF II and also serves as the asset manager for UDF I and UDF II.  We often invest in the same projects in which UDF I and UDF II invest.  We believe that we will be able to invest in a more diversified portfolio of loans if we are able to participate in project financing with our affiliates.  UDF I and UDF II may also make equity investments which generally are not suitable investments for us to make and which presently we do not undertake.  We may make loans to borrowers in which UDF I and/or UDF II and/or our general partner or its affiliates have also made loans or an equity investment, which may be senior in security, right of payment or other terms to our investment.

We do not have any officers, employees or directors, and we depend entirely on our general partner and its affiliates to manage our operations.  As a result, we are subject to various conflicts of interest arising out of our relationship with our general partner and its affiliates.  All of our agreements and arrangements with our general partner and its affiliates, including those relating to compensation by us, are not the result of arm’s length negotiations.

Our general partner, who makes all of our investment decisions, is responsible for managing our affairs on a day-to-day basis and for identifying and making loans on our behalf.  UMT Holdings holds 99.9% of the limited partnership interests in our general partner, Land Development.  UMT Services owns the remaining 0.1% of the limited partnership interests in Land Development and serves as its general partner.  Theodore “Todd” F. Etter, Jr. and Hollis M. Greenlaw, who are directors of UMT Services, own 100% of the equity interests in UMT Services.  Because we were organized and are operated by our general partner, conflicts of interest will not be resolved through arm’s length negations but through the exercise of our general partner’s judgment consistent with its fiduciary responsibility to the limited partners and our investment objectives and policies.

Current Public Offering

On May 15, 2006, our Registration Statement on Form S-11, covering the Offering of up to 12,500,000 units of limited partnership interest at a price of $20 per unit, was declared effective under the Securities Act of 1933, as amended.  The Registration Statement also covers up to 5,000,000 units of limited partnership interest to be issued pursuant to our DRIP for $20 per unit.  Initial subscription payments were placed in an account held by the escrow agent and held in trust, pending release to us after we had received and accepted subscriptions for a minimum of $1 million.  As of July 3, 2006, we had received subscriptions in excess of our minimum offering amount, and thus, we accepted such subscriptions, released the funds from escrow and issued units of limited partnership interest to the initial subscribers.

We will experience a relative increase in liquidity as subscriptions for units are received and accepted and as the Revolving Credit Facility is used to provide transitory indebtedness.  We will experience a relative decrease in liquidity as offering proceeds are expended in connection with the funding and acquisition of mortgage loans, as amounts drawn under our Revolving Credit Facility are repaid, and as we pay or reimburse selling commissions and other organization and offering expenses.

The net proceeds of the Offering will provide funds to enable us to fund or acquire loans.  In addition, we may utilize the Revolving Credit Facility to fund investments pending receipt of net proceeds from the Offering and use the net proceeds of the Offering to repay the Revolving Credit Facility.  The number of loans we fund or acquire will depend upon the number of units sold and the resulting amount of the net proceeds available for investment in loans.  In the event that the Offering is not fully sold, our ability to diversify our investments may be diminished.

Until required for the funding or acquisition of loans or the repayment of our Revolving Credit Facility, net offering proceeds will be kept in short-term, liquid investments.  Our general partner, although not required to, has established a retained earnings reserve from gross offering proceeds out of cash flow generated by loans.  Further, our general partner may establish reserves from gross offering proceeds, cash flow generated by loans or out of net proceeds from loan repayments.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).  The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On a regular basis, we evaluate these estimates, including investment impairment.  These estimates are based on management’s historical industry experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results may differ from these estimates.   We have identified our most critical accounting policies to be the following:

Revenue Recognition

Interest income on the mortgage notes receivable is recognized over the life of the loan and recorded on the accrual basis.  Income recognition is suspended for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful.  Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.  As of September 30, 2007, we were accruing interest on all mortgage notes receivable.

Credit enhancement fee – related party income is generated by a limited guaranty agreement with UMT, an affiliate of our general partner, whereby we agree to guaranty the repayment of an amount up to $30 million with respect to a secured line of credit between UMT and UDF I, another affiliate of our general partner.  See “– Off-Balance Sheet Arrangements,” below.  Such income is recognized on a monthly basis as collectibility is deemed probable.  As of September 30, 2007, we were recognizing all credit enhancement fee income on the limited guaranty.

We generate mortgage and transaction service revenues by originating and acquiring mortgage notes receivable and other loans.  In accordance with Statement of Financial Accounting Standards (“SFAS”) 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, we defer recognition of income from nonrefundable commitment fees less a 3% placement fee paid to Land Development to provide for processing and origination costs associated with mortgage notes receivable held by us and recognize such income on a straight-line basis over the expected life of such notes.  As of September 30, 2007, approximately $136,000 of net deferred fees have been offset against mortgage notes receivable and approximately $139,000 of net deferred fees have been offset against mortgage notes receivable – related party.

Determination of the Allowance for Loan Losses

The allowance for loan losses is our estimate of incurred losses in our portfolio of mortgage notes receivable and mortgage notes receivable – related party.  We periodically perform detailed reviews of our portfolio of mortgage notes and other loans to determine if impairment has occurred and to assess the adequacy of the allowance for loan losses based on historical and current trends and other factors affecting credit losses.  We charge additions to the allowance for loan losses to current period earnings through the provision for loan losses.  Amounts determined to be uncollectible are charged directly against (and decrease) the allowance for loan losses (“charged off”), while amounts recovered on previously charged off accounts increase the allowance.  We exercise significant judgment in estimating the timing, frequency and severity of losses, which could materially affect the provision for loan losses and, therefore, net income.  As of September 30, 2007, approximately $45,000 of allowance for loan losses have been offset against mortgage notes receivable.

Mortgage Notes Receivable and Mortgage Notes Receivable – Related Party

Mortgage notes receivable and mortgage notes receivable – related party are recorded at the lower of cost or estimated net realizable value.  The mortgage investments are collateralized by land and related improvements to residential property owned by the borrowers and/or the ownership interests of the borrower.  Currently, the mortgage notes receivable have a term ranging from three to 49 months.  None of such mortgages are insured or guarantied by a federally owned or guarantied mortgage agency.  We originate and/or acquire all mortgage notes receivable and intend to hold the mortgage notes receivable and other loans for the life of the notes.

Cash Flow Distributions

Cash available for distributions represents the funds received by us from operations (other than proceeds from a capital transaction or a liquidating distribution), less cash used by us to pay our expenses, debt payments, and amounts set aside to create a retained earnings reserve (currently at 9.5% of our net income; the retained earnings reserve is intended to recover some of the organization and offering expenses incurred in connection with the Offering).  Our general partner receives a monthly distribution for promotional and carried interest from the cash available for distributions.  Monthly distributions are currently paid to the limited partners at a 9.75% annualized return on a pro rata basis based on the number of days in the Partnership.  Retained earnings would contain a surplus if the cash available for distributions less the 9.5% reserve exceeded the monthly distribution to the general and limited partners.  Retained earnings would contain a deficit if cash available for distributions less the 9.5% reserve is less than the monthly distribution to general and limited partners.  It is the intent of management to monitor and distribute such surplus, if any, on an annual basis.  As of September 30, 2007, we had an approximately $200,000 surplus in retained earnings, which is included in our limited partners’ capital account.

Results of Operations

The three months ended September 30, 2007 as compared to the three months ended September 30, 2006.

Revenues

Interest income for the three months ended September 30, 2007 and 2006 was approximately $2.2 million and $80,000, respectively.  On July 3, 2006, we satisfied the minimum escrow conditions in connection with the Offering.  Satisfying these escrow conditions resulted in the Partnership having funds available to originate mortgage notes receivable and other loans beginning in the third quarter of 2006.  The increase in interest income for the three months ended September 30, 2007 is primarily the result of our increased mortgage notes receivable portfolio (including related party transactions) of approximately $74.8 million as of September 30, 2007, compared to $3.5 million as of September 30, 2006.

Credit enhancement fees – related party for the three months ended September 30, 2007 and 2006 was approximately $142,600 and $0, respectively.  In October 2006, we entered into a limited guaranty for the benefit of United Mortgage Trust (which is further discussed in “– Off-Balance Sheet Arrangements,” below).  There were no credit enhancement fees – related party prior to this transaction.

Mortgage and transaction service revenues for the three months ended September 30, 2007 and 2006 were approximately $236,900 and $19,500, respectively.  The Partnership generates mortgage and transaction service revenues by originating and acquiring mortgage notes receivable and other loans.  In accordance with SFAS 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, we defer recognition of income from nonrefundable commitment fees and recognize such income on a straight-line basis over the expected life of such notes.  The increase in mortgage and transaction service revenues for the three months ended September 30, 2007 is primarily the result of our increased mortgage notes receivable portfolio (including related party transactions) of approximately $74.8 million  as of September 30, 2007, compared to $3.5 million as of September 30, 2006.

We expect revenues to increase in the near future as we continue to raise proceeds from the Offering and invest proceeds in additional loans.

Expenses

Interest expense for the three months ended September 30, 2007 and 2006 was approximately $3,000 and $0, respectively.  Interest expense represents interest associated with the Revolving Credit Facility.  We utilize the Revolving Credit Facility as transitory indebtedness to provide liquidity and to reduce and avoid the need for large idle cash reserves, including usage to fund identified investments pending receipt of proceeds from the sale of our units.  We use the Revolving Credit Facility as a portfolio administration tool and not to provide long-term or permanent leverage on our investments.  We entered into the Revolving Credit Facility in December 2006, and there was no interest expense prior to our entry into the Revolving Credit Facility.

General and administrative expense for the three months ended September 30, 2007 and 2006 was approximately $449,700 and $32,000, respectively.  The increase in general and administrative expense primarily relates to increased costs associated with our directors’ and officers’ insurance premiums, placement fees, as well as legal and accounting fees.

We intend to grow our portfolio in conjunction with the increase in proceeds raised in the Offering and by utilizing the Revolving Credit Facility.  We intend to deploy such proceeds in a diversified manner to the borrowers and markets in which we have experience and as markets dictate in accordance with the economic factors conducive for a stable residential real estate market.  We expect interest expense, placement fees to related parties and general and administrative expense to increase commensurate with the growth of our portfolio.

The nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006.

Revenues

Interest income for the nine months ended September 30, 2007 and 2006 was approximately $4.5 million and $80,000, respectively.  On July 3, 2006, we satisfied the minimum escrow conditions in connection with the Offering.  Satisfying these escrow conditions resulted in the Partnership having funds available to originate mortgage notes receivable and other loans beginning in the third quarter of 2006.  The increase in interest income for the nine months ended September 30, 2007 is primarily the result of our increased mortgage notes receivable portfolio (including related party transactions) of approximately $74.8 million as of September 30, 2007, compared to $3.5 million as of September 30, 2006.

Credit enhancement fees – related party for the nine months ended September 30, 2007 and 2006 was approximately $439,000 and $0, respectively.  In October 2006, we entered into a limited guaranty for the benefit of United Mortgage Trust  (which is further discussed in “– Off-Balance Sheet Arrangements,” below).  There were no credit enhancement fees – related party prior to this transaction.

Mortgage and transaction service revenues for the nine months ended September 30, 2007 and 2006 were approximately $484,000 and $19,500, respectively.  The Partnership generates mortgage and transaction service revenues by originating and acquiring mortgage notes receivable and other loans.  In accordance with SFAS 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, we defer recognition of income from nonrefundable commitment fees and recognize such income on a straight-line basis over the expected life of such notes.  The increase in mortgage and transaction service revenues for the nine months ended September 30, 2007 is primarily the result of our increased mortgage notes receivable portfolio (including related party transactions) of approximately $74.8 million as of September 30, 2007, compared to $3.5 million as of September 30, 2006.

We expect revenues to increase in the near future as we continue to raise proceeds from the Offering and invest proceeds in additional loans.

Expenses

Interest expense for the nine months ended September 30, 2007 and 2006 was approximately $195,100 and $0, respectively.  Interest expense represents interest associated with the Revolving Credit Facility.  We utilize the Revolving Credit Facility as transitory indebtedness to provide liquidity and to reduce and avoid the need for large idle cash reserves, including usage to fund identified investments pending receipt of proceeds from the sale of our units.  We use the Revolving Credit Facility as a portfolio administration tool and not to provide long-term or permanent leverage on our investments.  We entered into the Revolving Credit Facility in December 2006, and there was no interest expense prior to our entry into the Revolving Credit Facility.

General and administrative expense for the nine months ended September 30, 2007 and 2006 was approximately $954,700 and $32,400, respectively.  The increase in general and administrative expense primarily relates to increased costs associated with our directors’ and officers’ insurance premiums, placement fees, as well as legal and accounting fees.

We intend to grow our portfolio in conjunction with the increase in proceeds raised in the Offering and by utilizing the Revolving Credit Facility.  We intend to deploy such proceeds in a diversified manner to the borrowers and markets in which we have experience and as markets dictate in accordance with the economic factors conducive for a stable residential market.  We expect interest expense, placement fees to related parties and general and administrative expense to increase commensurate with the growth of our portfolio.

   Cash Flow Analysis

Cash flows provided by operating activities for the nine months ended September 30, 2007 were approximately $3.7 million and were comprised primarily of net income, offset slightly with accrued interest receivable – related party.  During the nine months ended September 30, 2006, cash provided by operating activities was approximately $81,300 and was comprised primarily of net income.

Cash flows used in investing activities for the nine months ended September 30, 2007 were approximately $57 million, resulting from the origination of mortgage notes receivable.  Cash flows for the nine months ended September 30, 2006 were approximately $3.7 million, resulting from the origination of mortgage notes receivable.

Cash flows provided by financing activities for the nine months ended September 30, 2007 were approximately $52.9 million, and were primarily the result of funds received from the issuance of limited partnership units, offset with payments of offering costs.  Cash flows provided by financing activities for the nine months ended September 30, 2006 were approximately $3.6 million, and were primarily the result of funds received from the issuance of limited partnership units.

Our cash and cash equivalents were approximately $250,000 and $28,600 as of September 30, 2007 and 2006, respectively.

Liquidity and Capital Resources

Our liquidity requirements will be affected by (1) outstanding loan funding obligations, (2) our administrative expenses, (3) debt service on senior indebtedness required to preserve our collateral position and (4) utilization of the Revolving Credit Facility.  We expect that our liquidity will be provided by (1) loan interest, transaction fees and credit enhancement fee payments, (2) loan principal payments, (3) proceeds from the sale of units of our limited partnership interest, (4) sale of loan pools through securitization and direct sale of loans, (5) proceeds from our DRIP, and (6) credit lines available to us.

In most cases, loan interest payments will be funded by an interest reserve and are due at the maturity of the loan.  Interest reserve accounts are funded as loan proceeds and are intended to provide cash for monthly interest payments until such time that revenue from the sale of land or developed lots is sufficient to meet the debt service obligations.  In the event that interest reserves are exhausted prior to realization of sufficient cash from land or lot sales, interest is due and payable monthly, and if the required payments are not made, a loan default may occur.  Payment defaults and decreasing land and lot sales may result in less liquidity and affect our ability to meet our obligations and make distributions.  The inability to sell additional units of partnership interest may result in our inability to fund loans, and the inability to sell loan pools may result in longer periods to return principal to our investors.  Limited credit facilities may impact our ability to meet our obligations or expand our loan portfolio when other sources of cash are not sufficient.

Increased liquidity needs could result in the liquidation of loans to raise cash, thereby reducing the number and amount of loans outstanding and the resultant earnings realized.  We have secured the Revolving Credit Facility that is utilized as transitory indebtedness to provide liquidity and to reduce the need for large idle cash reserves.

Subscription proceeds are held in escrow until investors are admitted as limited partners.  We intend to continue to admit new limited partners at least monthly.  Amounts associated with non-admitted subscriptions are reflected as “Restricted cash” and “Escrow payable” on our balance sheets.

Material Trends Affecting Our Business

We are a real estate finance limited partnership and derive a substantial portion of our income by originating, purchasing, participating in and holding for investment mortgage loans made directly by us to persons and entities for the acquisition and development of real property as single-family residential lots that will be marketed and sold to home builders. We intend to concentrate our lending activities in the southeast and southwest sections of the United States, particularly in Texas, Colorado, and Arizona.  We believe these areas continue to experience demand for new construction of single-family homes; however, the U.S. housing market has suffered declines in recent months, particularly in geographic areas that had experienced rapid growth, steep increases in property values and speculation.  Additionally, we intend to concentrate our lending activities with national homebuilders and large regional homebuilders and developers who sell single-family residential home lots to such national and regional homebuilders.  National and large regional homebuilders have reduced the number of new homes constructed in 2007 as compared to 2006.  We expect to see continued healthy demand for our products as the supply of finished new homes and land is once again aligned with our market demand.

Nationally, the number of new single-family residential homes sold has been declining, average sales prices have been falling, and the median sales price has been rising.  The sales of new single-family residential homes in September 2007 were at a seasonally adjusted annual rate of 770,000 units, according to estimates released jointly by the U.S. Census Bureau and the Department of Housing and Urban Development.  This is approximately 23% below the September 2006 estimate of 1,004,000 units.  According to the same sources, the average sales price of new houses sold in September 2007 was $288,000; the median sales price was $238,000. This is approximately 2.8% below the September 2006 average sales price of $296,200 and approximately 5% above the September 2006 median sales price of $226,700.  The seasonally adjusted estimate of new houses for sale at the end of September was 523,000, which represents a supply of 8.3 months at the September sales rate.  The seasonally adjusted estimate of new houses for sale at the end of September 2006 was 560,000, which represents a supply of 6.8 months at the September 2006 sales rate.

According to the same sources, new single-family residential home permits and starts have also declined nationally, as a result and in anticipation of a rising supply of new single-family residential homes and a declining demand for new single-family residential homes.  Single-family homes authorized by building permits in September 2007 were at a seasonally adjusted annual rate of 868,000 units.  This is 28.6% below the September 2006 estimate of 1,215,000 units.   Single-family home starts were at a seasonally adjusted annual rate of 963,000 units.  This is 30.8% below the September 2006 estimate of 1,391,000 units.

While housing markets generally remain difficult across the nation, with those difficulties most pronounced in those markets that had experienced rapid growth, steep increases in property values and speculation, such as in California, Florida, Arizona and Nevada.  However, a few markets, such as Texas, are continuing to remain fairly healthy.  Texas has remained fairly healthy, compared to what has been occurring nationally.  The table below illustrates the recent declines in annual home price appreciation rates nationally, as well as in California and Florida, while showing that Texas has not experienced such declines.

10 Year Home Price Appreciation:
    Source: Office of Federal Housing Enterprise Oversight and Real Estate Center at Texas A&M University

As of September 30, 2007, substantially all of our loans, over 85% of our portfolio, were made with respect to single-family residential development projects in Texas.   Our Texas loans were in the markets of Austin, Houston, Dallas, San Antonio and Lubbock.  Our remaining loans were made with respect to single-family residential development projects in Denver, Colorado (8.4% of our portfolio), Kingman, Arizona (2.9%) and Ruidoso, New Mexico (2.7%).

We believe the Texas markets have remained fairly healthy due to strong demographics, economies and housing affordability ratios.  The National Association of Homebuilders estimates that the median new home prices for 2007 in the metropolitan areas of Austin, Houston, Dallas, San Antonio and Lubbock are $188,025, $204,895, $207,076, $160,764 and $97,199, respectively.  These amounts are significantly below the September 2007 national median sales price of new homes sold of $238,000.  Using the Department of Housing and Urban Development’s estimated 2007 median family income for the respective metropolitan areas of Austin, Houston, Dallas, San Antonio and Lubbock, the median income earner in those areas has 1.25 times, 0.95 times, 1.02 times, 1.13 times and 1.71 times the income required to qualify for a mortgage to purchase the median priced new home in the respective metropolitan area.

    Using the U.S. Census Bureau’s income data to project estimated median income for the United States for 2007 of $59,000 and the September 2007 national median sales prices of new homes sold of $238,000, we conclude that the national median income earners has 0.84 times the income required to qualify for a mortgage loan to purchase the median priced new home in the United States.  We further conclude that the above Texas metropolitan areas have new home housing affordability which exceeds the national new home housing affordability by between 1.13 to 2.0 times.  The above housing affordability is determined as the ratio of median family income to the income required to qualify for a 90 percent, 30-year fixed-rate mortgage to purchase the median-priced new home, assuming an annual mortgage insurance premium of 45 basis points for private mortgage insurance and a cost that includes estimated property taxes and insurance for the home.

The United States Department of Labor reports that as of September 2007, Texas led the nation with the largest job gains over the past twelve months with 217,400 new jobs created.  This is nearly 33% more jobs created during this period than in the nation’s second largest state for job growth, California, and more than two times the jobs created during this period in the nation’s third largest state for job growth, Florida.  The Texas Workforce Commission reports that as of September 2007, the Texas metropolitan areas of Austin, Houston, Dallas, San Antonio and Lubbock experienced, during the last twelve months, the creation of 25,900, 64,500, 67,900, 15,100 and 3,400 new jobs, respectively.

The United States Census Bureau reported on June 28, 2007 that Texas' five major cities - Austin, Houston, San Antonio, Dallas and Fort Worth - were among the top ten in the nation for population growth from 2005 to 2006.  San Antonio was second in the nation with a population change of 33,084 from July 1, 2005 to July 1, 2006, Fort Worth was third in the nation with a population change of 30,201 during that period, Houston was fourth in the nation with a population change of 26,554 during that period, Austin was sixth in the nation with a population change of 18,630 during that period, and Dallas was eighth in the nation with a population change of 16,676 during that period.

The Fall 2007 U.S. Market Risk Index, a study prepared by PMI Mortgage Insurance Co., a San Francisco-based subsidiary of The PMI Group, Inc., which ranks the nation’s 50 largest metropolitan statistical areas according to the likelihood that home prices will be lower in two years, reported in its quarterly report released October 9, 2007, that Texas cities lead the nation in home price stability.  Major Texas cities in the study are considered among the least likely in the country to see home prices decline.  The study predicts there is less than a 10% chance that the Dallas-Fort Worth area and Houston home prices will fall during the next two years, a 12% chance that San Antonio home prices will fall during the next two years and a 15% chance that Austin home prices will fall during the next two years.

Management believes that Texas home builders and developers remain disciplined on new home construction and project development.  New home starts have been declining year-on-year and are outpaced by new home sales in all of our Texas markets where such data is readily available.  Inventories of finished new homes and finished lot supplies are healthy, with the exception of Dallas-Fort Worth where homebuilders have slowed housing starts as the market had become slightly oversupplied with finished new homes and finished lot supplies.

Austin is one of the strongest homebuilding markets in the country.  As reported by Residential Strategies, Inc., a Dallas-Fort Worth based market research and consulting firm specializing in new home activity, annual new home sales in Austin outpace starts 15,071 versus 14,064.  According to the same source, finished housing inventory and finished lot supplies remain at very healthy levels of 2 months and 22.3 months, respectively.  Management believes the Dallas-Fort Worth homebuilding market is the weakest of all Texas markets.  Management believes that homebuilders and developers in the Dallas-Fort Worth market are exercising great discipline to restore balance between supply and demand.  Residential Strategies, Inc. reported in a press release dated October 17, 2007 that new home sales in Dallas-Fort Worth outpace starts 41,130 versus 35,112.  With annual sales significantly outpacing annual starts, the same source reported that finished housing inventory has dropped significantly and presently represents a 2.82 month supply.  This remains above the considered equilibrium of 2.0 to 2.5 months supply.  Finished lot supplies remain at a high level of 33.1 months, according to the release.  We consider finished lot equilibrium to be a 24 month supply or less.

The Real Estate Center at Texas A&M University has reported that the sales of existing homes remain healthy in our Texas markets, as well.  As of September 2007, the number of existing homes sold year-to-date in Austin is 22,299, down 5% year-on-year; San Antonio is 18,699, down 8% year-on-year; Houston is 60,446, down 2% year-on-year; Dallas is 45,311, down 6% year-on-year; Fort Worth is 8,800, down 4% year-on-year; and Lubbock is 2,747, up 5% year-on-year.  The median sales price increased 7% year-on-year in Austin, increased 6% year-on-year in San Antonio, increased 2% year-on-year in Houston, increased 2% year-on-year in Dallas, was flat year-on-year in Fort Worth, and increased 4% year-on-year in Lubbock.  The number of months of home inventory for sale in Austin, San Antonio, Houston, Dallas, Fort Worth and Lubbock is 4.7 months, 6.3 months, 6.5 months, 6.7 months, 6.5 months, and 6.5 months, respectively.  A 6-month supply of inventory is considered a balanced market with more than 6 months of inventory generally being considered a buyer’s market and less than 6 months of inventory generally being considered a seller’s market.

In managing and understanding the markets and submarkets in which we make loans, we monitor the fundamentals of supply and demand.  We monitor the economic fundamentals in each of the markets in which we make loans, analyzing demographics, household formation, job growth, and housing affordability.  We also monitor movements in home prices and the presence of market disruption activity, such as investor or speculator activity that can create false demand and an oversupply of homes in a market.  Further, we study new home starts, new home closings, finished home inventories, finished lot inventories, existing home sales, existing home prices, absorption, prices with respect to new and existing home sales, finished lots and land, and the presence of sales incentives, discounts, or both, in a market.

The residential homebuilding industry is cyclical and is highly sensitive to changes in general economic conditions, such as levels of employment, consumer confidence and income, availability of financing for acquisition, construction and permanent mortgages, interest rate levels and demand for housing.  Sales of new homes are also affected by the condition of the resale market for used homes, including foreclosed homes.  Housing demand is, in general, adversely affected by increases in interest rates, housing costs and unemployment and by decreases in the availability of mortgage financing.

We face a risk of loss resulting from adverse changes in interest rates.  Changes in interest rates may impact both demand for our real estate finance products and the rate of interest on the loans we make.  In most instances, the loans we make will be junior in the right of repayment to senior lenders who will provide loans representing 70% to 80% of total project costs.  As senior lender interest rates available to our borrowers increase, demand for our mortgage loans may decrease, and vice versa.

Developers to whom we make mortgage loans use the proceeds of such loans to develop raw real estate into residential home lots.  The developers obtain the money to repay these development loans by selling the residential home lots to home builders or individuals who will build single-family residences on the lots, and by obtaining replacement financing from other lenders.  If interest rates increase, the demand for single-family residences may decrease.  Also, if mortgage financing underwriting criteria become more strict, demand for single-family residences may decrease.  In such an interest rate and/or mortgage financing climate, developers may be unable to generate sufficient income from the resale of single-family residential lots to repay loans from us, and developers’ costs of funds obtained from lenders in addition to us may increase, as well.  Accordingly, increases in single-family mortgage interest rates or decreases in the availability of mortgage financing could increase the number of defaults on development loans made by us.

Our general partner is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate and interest rates generally, that it reasonably anticipates to have a material impact on either the income to be derived from our investments in mortgage loans, or entities that obtain mortgage loans, other than those referred to in our Annual Report on Form 10-K.  The recent disruption of mortgage markets stemming from the sharp rise in defaults in the subprime mortgage market, in combination with a significant amount of negative national press discussing chaos in mortgage markets and the poor condition of the national housing industry, including declining home prices and new home sales concessions and discounts, have made potential new home purchasers and real estate lenders very cautious.  We anticipate that this may result in a slowing of the sales of finished lots developed by our clients in certain markets; however, we believe that the prices of those lots should not change materially.

Off-Balance Sheet Arrangements

In October 2006, we entered into the UDF III Guaranty, effective as of September 1, 2006, for the benefit of UMT, and entered into the UDF III Credit Enhancement Fee Agreement related to the UDF III Guaranty.  Pursuant to the UDF III Guaranty, we guarantied the repayment of an amount up to $30 million with respect to that certain Second Amended and Restated Secured Line of Credit Promissory Note between UMT and UDF I.  In exchange for that guaranty, and pursuant to the UDF III Credit Enhancement Fee Agreement, UDF I pays UDF III each month in arrears an amount equal to 0.25% of the maximum liability amount, which is included in our commitment fee income.  The maximum liability amount is equal to the maximum amount of exposure pursuant to the UDF III Guaranty; provided, that if the amount of net proceeds raised by UDF III in connection with the Offering exceeds $5 million on the date of calculation, then the maximum liability amount for the purposes of the payment of the credit enhancement fee shall not exceed the amount of net proceeds so raised through such date.  In addition, the guaranty is reduced $1.00 for every $1.00 by which the total partners’ equity in UDF I exceeds $30 million.  As of September 30, 2007, UDF I total partners’ equity was approximately $41 million; thus the exposure under the UDF III Guaranty as of September 30, 2007 was approximately $19 million.

As of September 30, 2007, we had recognized as “Credit enhancement fees – related party” revenue of approximately $439,000.

Contractual Obligations

As of September 30, 2007, we had funded 26 loans totaling approximately $74.8 million.  There are approximately $7.5 million of commitments to be funded, including approximately $1.3 million to related parties, under the terms of mortgage notes receivable as of September 30, 2007.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Market risk is the exposure to loss resulting from adverse changes in market prices, interest rates, foreign currency exchange rates, commodity prices and equity prices.  A significant market risk to which we are exposed is interest rate risk, which is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control.  Changes in interest rates may impact both demand for our real estate finance products and the rate of interest on the loans we make.  Another significant market risk is the market price of finished lots.  The market price of finished lots is driven by the demand for new single-family homes and the supply of unsold homes and finished lots in a market.  The change in one or both of these factors can have a material impact on the cash realized by our borrowers and resulting collectibility of our loans and interest.

Demand for our mortgage loans and the amount of interest we collect with respect to such loans depends on the ability of borrowers of real estate development loans to sell single-family lots developed with the proceeds of the loans to homebuilders.

The single-family lot and residential homebuilding market is highly sensitive to changes in interest rate levels.  As interest rates available to borrowers increase, demand for mortgage loans decreases, and vice versa.  Housing demand is also adversely affected by increases in housing prices and unemployment and by decreases in the availability of mortgage financing.  In addition, from time to time, there are various proposals for changes in the federal income tax laws, some of which would remove or limit the deduction for home mortgage interest.  If effective mortgage interest rates increase and/or the ability or willingness of prospective buyers to purchase new homes is adversely affected, the demand for new homes may also be negatively affected.  As a consequence, demand for and the performance of our real estate finance products may also be adversely impacted.

As of September 30, 2007, our mortgage notes receivable and mortgage notes receivable – related party of approximately $55.7 million and $19.1 million, respectively, were all at fixed interest rates, and thus, such mortgage notes receivable are not subject to change in future earnings, fair values or cash flows.

We seek to mitigate our single-family lot and residential homebuilding market risk by closely monitoring economic, project market, and homebuilding fundamentals.  We review a variety of data and forecast sources, including public reports of homebuilders, mortgage originators and real estate finance companies; financial statements of developers; project appraisals; proprietary reports on primary and secondary housing market data, including land, finished lot, and new home inventory and prices and concessions, if any; and information provided by government agencies, the Federal Reserve Bank, the National Association of Home Builders, the National Association of Realtors, public and private universities, corporate debt rating agencies, and institutional investment banks regarding the homebuilding industry and the prices of and supply and demand for single-family residential homes.

In addition, we further seek to mitigate our single-family lot and residential homebuilding market risk by assigning an asset manager to each mortgage note.  This asset manager is responsible for monitoring the progress and performance of the Borrower and the project as well as assessing the status of the marketplace and value of our collateral securing repayment of our mortgage loan.

See the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Form 10-Q for further discussion regarding our exposure to market risks.

Item 4. Controls and Procedures.

As required by Rule 13a-15(b) and Rule 15d-15(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the management of Land Development, our general partner, including its principal executive officer and principal financial officer, evaluated, as of September 30, 2007, the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e) and Rule 15d-15(e).  Based on that evaluation, the principal executive officer and the principal financial officer of our general partner concluded that our disclosure controls and procedures, as of September 30, 2007, were effective for the purpose of ensuring that information required to be disclosed by us in this report is recorded, processed, summarized and reported within the time periods specified by the rules and forms of the Exchange Act and is accumulated and communicated to management, including the principal executive officer and the principal financial officer of our general partner, as appropriate to allow timely decisions regarding required disclosures.

We believe, however, that a controls system, no matter how well designed and operated, can only provide reasonable assurance, and not absolute assurance, that the objectives of the control system are met, and an evaluation of controls can provide only reasonable assurance, and not absolute assurance, that all control issues and instances of fraud or error, if any, within a partnership have been detected.

There have been no significant changes in our internal controls over financial reporting that occurred during the nine months ended September 30, 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

Item 1. Legal Proceedings.

We are not a party to, and none of our assets are subject to, any material pending legal proceedings.

Item 1A. Risk Factors.

There have been no material changes from the risk factors set forth in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

We did not have any unregistered sales of securities during the nine months ended September 30, 2007.  On May 15, 2006, our Registration Statement on Form S-11 (Registration No. 333-127891), covering a public offering of up to 12,500,000 units of limited partnership interest at a price of $20 per unit, was declared effective under the Securities Act of 1933, as amended.  The Registration Statement also covers up to 5,000,000 units of limited partnership interest to be issued pursuant to our DRIP for $20 per unit.  The aggregate offering price for the units is $350 million.

The units are being offered by select members of the Financial Industry Regulatory Authority on a “best efforts” basis, which means the selling group members will only be required to use their best efforts to sell the units and have no firm commitment or obligation to purchase any of the units.  Initial subscription payments were placed in an account held by the escrow agent and held in trust, pending release to us after we had received and accepted subscriptions for a minimum of $1 million.

On July 3, 2006, we satisfied the minimum escrow conditions in connection with the Offering and accepted our initial public subscribers as limited partners.  Since such time, we have admitted, and intend to continue to admit, new investors at least monthly.  As of September 30, 2007, we had issued an aggregate of 4,105,552 units of limited partnership interest in the Offering, consisting of 4,061,523 units that have been issued to our limited partners in exchange for gross proceeds of approximately $81.2 million and 44,029 units of limited partnership interest issued to limited partners in accordance with our DRIP, in exchange for gross proceeds of approximately $880,600.  The net offering proceeds to us, after deducting approximately $9.6 million of offering costs, are approximately $72.5 million.  Of the offering costs, approximately $2.8 million was paid to our general partner or affiliates of our general partner for organization and offering expenses and $6.8 million was paid to non-affiliates for selling commissions and other offering fees.  As of September 30, 2007, we had funded 26 loans totaling approximately $55.7 million for mortgage notes receivable and approximately $19.1 million for mortgage notes receivable – related party.  There are approximately $7.5 million of commitments to be funded, including approximately $1.3 million to related parties, under the terms of mortgage notes receivable as of September 30, 2007.  We paid our general partner approximately $2.1 million for acquisition and origination fee expenses associated with the mortgage notes receivable.

Item 5.  Other Information.

On November 12, 2007, the Partnership originated a secured revolving credit facility to United Development Funding X, L.P., a Delaware limited partnership (“UDF X”), in the principal amount of up to $70 million, pursuant to a Secured Line of Credit Promissory Note (the “UDF X Note”) and related loan documents executed between the Partnership and UDF X.  UDF X is a newly created entity that was formed for the purpose of acquiring loans and investments.  The proceeds of the credit facility are to be used by UDF X to fund the acquisition of loans to, or investments in, entities that acquire or develop land for residential single-family housing or to pay interest due on the UDF X Note.  UDF X plans to acquire loans from affiliates of the Partnership and UDF X.

The outstanding principal amount of the UDF X Note bears interest at a base rate equal to 15% per annum to be paid monthly; provided, that UDF X may draw the amount of interest due under the UDF X Note from proceeds available under the UDF X Note.  The outstanding principal balance of the UDF X Note, together with all accrued, unpaid interest thereon and other unpaid amounts due under the UDF X Note, is due and payable on November 11, 2012.

The credit facility is secured by a lien upon all of UDF X’s existing and future acquired assets, including the loans and investments owned by UDF X, pursuant to a security agreement executed by UDF X in favor of the Partnership (the “UDF X Security Agreement”).  UDF X is required to enter into such documents, agreements, assignments and instruments as the Partnership requires in order to evidence, acknowledge or perfect its security interest in the collateral.  The payment and performance of UDF X’s obligations owing to the Partnership under the credit facility are guaranteed by UMT Holdings, an affiliate of the Partnership, and UDF X pursuant to a continuing unconditional guaranty executed by UMT Holdings for the benefit of the Partnership (the “UDF X Guaranty”).

Land Development, which is the general partner of the Partnership, owns a 99.9% limited partnership interest in UDF X.  UMT Holdings, the guarantor of the UDF X Note, owns 99.9% of the limited partnership interests in Land Development.  UMT Services owns the remaining 0.1% of the limited partnership interests in Land Development and serves as its general partner.  UMT Services owns all of the outstanding capital stock of UDF X’s general partner, United Development Funding X, Inc.

In connection with the credit facility, UDF X agreed to pay the Partnership an origination fee in the amount of 3% of funds drawn under the credit facility up to a maximum aggregate fee of $2.1 million; provided, that no further origination fee shall be due after total advances exceed $70 million in the aggregate; and further provided, that no origination fee shall be due on principal re-advanced after it has been repaid under the revolving credit facility.  The origination fee due with respect to any advance shall be paid to the Partnership upon the Partnership’s funding of such advance under the UDF X Note, and may be funded by the Partnership under the UDF X Note unless otherwise paid.  UDF X agrees to pay all reasonable costs and expenses of the Partnership incurred in connection with the credit facility.

The credit facility requires UDF X to comply with various covenants.  UDF X must deliver information relating to UDF X’s loans and investments to the Partnership on a quarterly basis.  The credit facility prohibits the sum of (i) all of UDF X’s loans and investments, plus (ii) any senior indebtedness on the property underlying UDF X’s loans and investments, from exceeding 90% of the market value of the property securing UDF X’s loans and investments.  No single loan or investment of UDF X may exceed $14 million.  Investments or loans to any single borrower or group of related borrowers may not exceed $14 million.

The Partnership has no obligation to make any advance of principal to UDF X under the UDF X Note unless certain conditions are satisfied, including the Partnership’s approval of the proposed advance, as determined by the Partnership in its sole discretion.  The Partnership may terminate its obligation to fund the UDF X Note by notifying UDF X of such termination.

The Partnership may declare the credit facility in default in certain circumstances, including upon UDF X’s failure to make any payment required by the UDF X Note by the fifth day following the date when due, upon UDF X’s breach of representations, warranties, covenants or agreements if not cured after ten days’ written notice from the Partnership, or if UDF X files for bankruptcy, is involuntarily placed in bankruptcy pursuant to an order not dismissed within thirty days, or if UDF X is dissolved, liquidates substantially all of its assets or winds up its affairs.

The foregoing description of the UDF X Note, the UDF X Security Agreement and the UDF X Guaranty are not complete and are qualified in their entirety by reference to the full text of the UDF X Note, the UDF X Security Agreement and the UDF X Guaranty, which are attached to this Quarterly Report on Form 10-Q as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.  The Partnership has obtained a fairness opinion from Jackson Claborn, Inc. opining as to the fairness of the financing terms of the credit facility to the Partnership, which is attached to this Quarterly Report on Form 10-Q as Exhibit 10.4 and incorporated herein by reference.

Item 6. Exhibits.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Index to Exhibits attached hereto.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

United Development Funding III, L.P.

By:	UMTH Land Development, L.P.
Its General Partner

Dated: November 14, 2007	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer, and President and Chief Executive Officer of UMT Services, Inc., sole general partner of UMTH Land Development, L.P.
(Principal Executive Officer)

By:	/s/ Cara D. Obert
Cara D. Obert
Chief Financial Officer
(Principal Financial Officer)

Index to Exhibits

Exhibit Number                                           Description

3.1
Second Amended and Restated Agreement of Limited Partnership of Registrant (previously filed in and incorporated by reference to Exhibit B to prospectus dated May 15, 2006, filed pursuant to Rule 424(b)(3) on May 18, 2006)

3.2
Certificate of Limited Partnership of Registrant (previously filed in and incorporated by reference to Registrant’s Registration Statement on Form S-11, Commission File No. 333-127891, filed on August 26, 2005)

4.1
Subscription Agreement (previously filed in and incorporated by reference to Exhibit C to Supplement No. 2 to prospectus dated May 15, 2006, contained within Post-Effective Amendment No. 1 to Registrant’s Registration Statement on Form S-11, Commission File No. 333-127891, filed on April 30, 2007)

10.1	Secured Line of Credit Promissory Note by United Development Funding X, L.P. (filed herewith)

10.2	Security Agreement by United Development Funding X, L.P. in favor of Registrant (filed herewith)

10.3	Continuing Unconditional Guaranty by UMT Holdings, L.P. for the benefit of Registrant (filed herewith)

10.4	Fairness opinion with respect to Secured Line of Credit Promissory Note by United Development Funding X, L.P. for the benefit of Registrant (filed herewith)

31.1	Rule 13a-14(a)/15d-14(a) Certification of Principal Executive Officer (filed herewith)

31.2	Rule 13a-14(a)/15d-14(a) Certification of Principal Financial Officer (filed herewith)

32.1*	Section 1350 Certifications (furnished herewith)

*
In accordance with Item 601(b)(32) of Regulation S-K, this Exhibit is not deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.  Such certifications will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.